UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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WEC Energy Group, Inc.

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NOTICE OF 2016 ANNUAL MEETING
 AND PROXY STATEMENT

WEC Energy Group, Inc.	P-1	2016 Proxy Statement

WEC Energy Group, Inc.	P-2	2016 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 24, 2016

To the Stockholders of WEC Energy Group, Inc.:

On behalf of the Board of Directors, you are cordially invited to attend WEC Energy Group’s 2016 Annual Meeting of Stockholders to be held at Concordia University Wisconsin in Mequon, just north of Milwaukee. To attend, you must pre-register and present photo identification at the door. Instructions on how to pre-register are provided on page P-13. If you are not able to attend, you may listen to a live webcast available on our Website at: www.wecenergygroup.com/invest/annualmtg.htm. An archive of the webcast will be available on our Website for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy.

WEC Energy Group’s Annual Meeting will be held as follows:

WHEN:	Thursday, May 5, 2016 10:00 a.m., Central time

WHERE:	Concordia University Wisconsin R. John Buuck Field House 12800 North Lake Shore Drive Mequon, Wisconsin 53097

ITEMS OF BUSINESS:	•	Elect thirteen directors for terms expiring in 2017.
	•	Ratify Deloitte & Touche LLP as independent auditors for 2016.
	•	Advisory vote on compensation of the named executive officers.
	•	Consider a stockholder proposal regarding proxy access, if properly presented.
	•	Consider any other matters that may properly come before the meeting.

RECORD DATE:	February 25, 2016

VOTING BY PROXY:	Your vote is important. You may vote:
	•	using the Internet;
	•	by telephone; or
	•	by returning the proxy card in the envelope provided.

This year we will again be following the Securities and Exchange Commission rule that allows companies to deliver proxy materials to their stockholders through the Internet. On or about March 24, 2016, we began mailing stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy statement and 2015 Annual Report. This Notice contains instructions on how to access our proxy materials and vote online. If you receive paper copies of the materials, consider signing up to receive them electronically in the future by following the instructions contained on page P-15. By delivering our proxy materials electronically, we can provide our stockholders with the information they need in a more cost-effective manner.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2016 – The Proxy Statement and 2015 Annual Report are available at: www.envisionreports.com/wec.

By Order of the Board of Directors,

Susan H. Martin

Executive Vice President, General Counsel and Corporate Secretary

WEC Energy Group, Inc.	P-3	2016 Proxy Statement

This Page Intentionally Left Blank

WEC Energy Group, Inc.	P-4	2016 Proxy Statement

PROXY SUMMARY

This summary highlights the information contained elsewhere in these proxy materials. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Provided below are important details regarding WEC Energy Group, Inc.’s (“WEC Energy Group” or the “Company”) upcoming Annual Meeting.

•	Date and Time:	Thursday, May 5, 2016; check-in begins at 9:00 a.m., Central time; meeting begins promptly at 10:00 a.m., Central time.

•	Place:	Concordia University Wisconsin in the R. John Buuck Field House 12800 North Lake Shore Drive, Mequon, WI 53097

•	Live Webcast:	Listen to a live webcast at: www.wecenergygroup.com/invest/annualmtg.htm.

•	Record Date:	February 25, 2016

•	Identification:	Pre-registration is required. In addition, for entry into the meeting each stockholder will be required to present a government-issued photo identification, such as a driver’s license, state identification card, or passport. Information on how to pre-register can be found on page P-13.

•	Voting:	Stockholders of record as of the record date are entitled to vote using one of the following options. Stockholders who hold shares in street name through an intermediary must obtain a legal proxy from their broker, bank or other nominee granting the right to vote.

Internet at	Call toll-free	Mail	In person at
www.investorvote.com/wec	at 800-652-8683	signed proxy card	the Annual Meeting

MATTERS REQUIRING A VOTE OF STOCKHOLDERS

There are four items of business for which the Company is soliciting a stockholder vote in conjunction with the Annual Meeting:

Board Vote
Proposal Item		Recommendation	Page
1.	Election of Directors – Terms Expiring in 2017	FOR each Nominee	P-22
2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2016	FOR	P-33
3.	Advisory Vote on Compensation of the Named Executive Officers	FOR	P-68
4.	Stockholder Proposal Regarding Proxy Access	AGAINST	P-69

QUESTIONS AND ANSWERS (Page P-11)

Beginning on page P-11, please see the section entitled “Questions and Answers About the Annual Meeting” for information about the business of the annual meeting, voting, and attendance.

A discussion of the Company’s Corporate Governance practices starts on page P-15. We have also included information with respect to the deadlines to submit stockholder proposals for the 2017 Annual Meeting as well as how to communicate with members of the Board of Directors (the “Board”).

WEC Energy Group, Inc.	P-5	2016 Proxy Statement

CORPORATE GOVERNANCE PRACTICES (Page P-15)

Since 1996, the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. WEC Energy Group was one of the earliest adopters of a formal set of Corporate Governance Guidelines. The Corporate Governance Committee annually reviews the Guidelines. Highlights of our corporate governance practices include:

•	Annual election of directors	•	Annual Board performance self-evaluation

•	Majority voting	•	Annual committee performance self-evaluation

•	Eleven of thirteen independent director nominees	•	Stockholder outreach and engagement program

•	Diverse representation on Board	•	Risk oversight by full Board and committees

•	Independent presiding director	•	Anti-hedging and anti-pledging policies

•	Regular executive sessions of independent directors	•	Stock ownership requirements for directors and executives

•	Independent Audit and Oversight, Compensation, Finance, and Governance committees

2015 BUSINESS HIGHLIGHTS

WEC Energy Group (formerly known as Wisconsin Energy Corporation) had another exceptional year in 2015, highlighted by the completion of its acquisition of Integrys Energy Group, Inc. (“Integrys”) on June 29, 2015. WEC Energy Group now delivers electricity and natural gas to approximately 4.4 million customers in four states – Wisconsin, Illinois, Michigan, and Minnesota. We believe this transaction will benefit our customers, and our stockholders, for years to come.

2015 Financial and Operational Performance

WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 12th consecutive year. In two steps, WEC Energy Group’s Board of Directors raised the quarterly dividend by 17.3% in 2015. First, in January 2015, the Board of Directors increased the quarterly dividend to $0.4225 per share, raising the annual dividend to $1.69 per share. Then, effective at the closing of the Integrys acquisition, the Board of Directors increased the quarterly dividend to $0.4575 per share, which is equivalent to an annual rate of $1.83 per share. And, in January 2016, the Board again raised the quarterly dividend to $0.4950 per share, which is equivalent to an annual rate of $1.98 per share.

More specifically, the Company’s achievements in 2015 included:

•	Completed the acquisition of Integrys Energy Group approximately 53 weeks from the date the transaction was announced (June 22, 2014).

•	Returned more than $455 million to WEC Energy Group stockholders during 2015 through dividends.

•	Legacy Wisconsin Energy Corporation achieved fully diluted adjusted earnings per share of $2.73, highest in the Company’s history. (2) (3)

•	Common stock reached a then all-time high of $58.01 per share on January 28, 2015.

•	We Energies named the most reliable utility in the Midwest for the fifth year in a row.

•	We Energies set new records for customer satisfaction in 2015. (3)

•	Achieved best overall employee safety results in legacy Wisconsin Energy Corporation history. (3)

•	We Energies exceeded workforce and supplier diversity targets for 2015. (3)

WEC Energy Group, Inc.	P-6	2016 Proxy Statement

(1)	Excludes costs of $0.06 per share related to our acquisition of Integrys.
(2)	Excludes the net $0.39 per share impact of the Integrys acquisition. See Appendix B on P-79 for a full GAAP reconciliation and an explanation of why we believe the presentation of adjusted earnings is relevant and useful to investors.
(3)	This measure is a component of our short-term incentive compensation program.

Long-Term Stockholder Returns

In 2015, WEC Energy Group again delivered industry-leading total stockholder returns, and with respect to a one-, three-, five-, and ten-year look back, continued to deliver long-term results for stockholders.

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

WEC Energy Group, Inc.	P-7	2016 Proxy Statement

How Does This Performance Affect Compensation?

The Company’s compensation program provides for short-term and long-term incentive awards that are tied to Company performance.

Short-term performance targets are based upon the achievement of pre-established stockholder, customer, and employee-focused objectives, which include:

•	Financial performance, measured by earnings per share from continuing operations and cash flow; and

•	Operational performance, measured in the areas of customer satisfaction, safety, and supplier and workforce diversity.

Long-term incentives are designed to link the interests of our executives and other key employees to creating long-term stockholder value. For 2015, our total stockholder return outperformed our custom peer group and the broader utility indices.

2015 EXECUTIVE COMPENSATION HIGHLIGHTS (Page P-37)

Executive Compensation Overview

Compensation awarded to, earned by, or paid to the Company’s Named Executive Officers (“NEOs”) during 2015 is set forth in the Summary Compensation Table on page P-52 and described in the Compensation Discussion and Analysis beginning on page P-37 in this proxy statement.

Components of Our Executive Compensation Program (Page P-39)

The primary objective of the executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals. The program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of the Company’s stockholders and customers. To that end, a substantial portion of pay is at risk, and, generally, the value will only be realized upon strong corporate performance.

The three primary elements of total direct compensation include:

Component	Terms/Conditions
Annual Base Salary	Annual evaluation takes into consideration level of experience, performance, responsibility, and contribution to the results of the Company’s operations.
Annual Cash Incentive Awards
• Short-Term Performance Plan	Award is based upon level of achievement of pre-established financial and operational targets aligned with stockholder, customer, and employee-focused objectives; all payments are at risk.

• Short-Term Dividend Equivalents	During 2015, payout was contingent on the Company meeting pre-established performance targets tied to earnings per share from continuing operations. Beginning with awards granted in 2016, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three year performance period, rather than paid out annually on unearned performance units.

WEC Energy Group, Inc.	P-8	2016 Proxy Statement

Long-Term Equity Incentive Awards
• Performance Units	Award is contingent on Company’s “total stockholder return” in comparison to a peer group of companies over a three-year period; exceptional performance versus peers results in higher payouts; substantially lower performance than peers results in no payout.

• Stock Options	Long-term value is tied to Company performance and stock price appreciation following the grant date.

• Restricted Stock	Long-term value is tied to stock price appreciation.

With respect to these components of total direct compensation, 88 percent of Mr. Klappa’s compensation as CEO and an average of 82 percent of the other NEOs’ compensation is tied to Company performance and is not guaranteed, demonstrating the significance of incentive compensation relative to base salary.

CEO 2015 Total Direct Compensation Mix	Other NEOs 2015 Total Direct Compensation Mix

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (Page P-68)

Stockholders are again being asked to cast a non-binding advisory vote on the Company’s NEOs’ compensation. In evaluating this proposal, we recommend that you review the entire Compensation Discussion and Analysis, which describes in greater detail the Company’s compensation philosophy and programs, and describes how and why the Compensation Committee arrived at the 2015 executive compensation levels. As part of our ongoing stockholder outreach program, the most recent changes incorporated into our programs include an additional performance measure in the Short-Term Performance Plan, the adoption of a formal clawback policy, the adoption of a formal policy regarding tax gross-ups, an amendment of the Performance Unit Plan to provide for a double trigger for vesting upon a change in control, an enhancement to our disclosure with respect to our anti-hedging and anti-pledging policy, and an amendment to the Performance Unit Plan to provide for the payout of short-term dividend equivalents at the end of a three year performance period rather than annually.

The Company believes that the compensation paid to its NEOs in 2015 was well-tailored to achieve its objectives, tying a significant portion of total pay to performance and aligning the interests of the NEOs with those of stockholders and customers.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS (Page P-22)

Each Director is elected annually to serve a one-year term. The Board met nine times during 2015 with an average board and committee meeting attendance during the year of 98.9%. The Corporate Governance Committee has evaluated each individual director nominee listed under Proposal 1 on page P-22 and confirmed that he or she has the skills, education, experience and qualifications required to help further the success of the Company’s business and represent stockholder interests.

WEC Energy Group, Inc.	P-9	2016 Proxy Statement

DIRECTOR NOMINEES

			COMMITTEE MEMBERSHIP
Name and Primary Occupation	Director Since	Age	A	C	G	E	F
John F. Bergstrom Chairman and Chief Executive Officer, Bergstrom Corporation	1987	69	●	«		●
Barbara L. Bowles (Presiding Director) Retired Vice Chair, Profit Investment Management	1998	68	●		«	●
William J. Brodsky Chairman, CBOE Holdings, Inc., and the Chicago Board Options Exchange	2015	71					●
Albert J. Budney, Jr. Retired President, Niagara Mohawk Holdings Inc.	2015	68			●
Patricia W. Chadwick President, Ravengate Partners, LLC	2006	67	●				●
Curt S. Culver Non-Executive Chairman, MGIC Investment Corporation	2004	63			●		«
Thomas J. Fischer Principal, Fischer Financial Consulting LLC	2005	68	«	●		●
Paul W. Jones Retired Executive Chairman and Chief Executive Officer, A.O. Smith Corp.	2015	67	●
Gale E. Klappa Chairman of the Board and Chief Executive Officer, WEC Energy Group, Inc.	2003	65				«
Henry W. Knueppel Retired Chairman and Chief Executive Officer, Regal Beloit Corporation	2013	67	●		●
Allen L. Leverett President, WEC Energy Group, Inc.	2016	49
Ulice Payne, Jr. Managing Member, Addison-Clifton, LLC	2003	60		●		●	●
Mary Ellen Stanek Managing Director & Director of Asset Management, Baird Financial Group	2012	59					●

« Committee Chair   Board Committees: A = Audit and Oversight Committee; C = Compensation Committee;

G = Corporate Governance Committee; E = Executive Committee; F = Finance Committee

WEC Energy Group, Inc.	P-10	2016 Proxy Statement

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS (Page P-69)

The Company received a proposal asking stockholders to request the Board to take the steps necessary to adopt a “proxy access” bylaw.

In evaluating this proposal, we recommend that you review the Board’s statement of opposition response beginning on page P-70. The Board strongly believes that the current corporate governance measures employed by the Company for the nomination and election of directors have led to a Board that is responsive to stockholder input and that promotes a strategy of long-term value creation. The Board believes that this proxy access proposal is unnecessary and is not in the best interests of our stockholders.

WEC Energy Group fully supports the right of stockholders to nominate individuals to the Board. However, the Board of Directors has carefully considered the specific proxy access stockholder proposal submitted and recommends that stockholders vote AGAINST it.

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 24, 2016, in connection with the solicitation of proxies by the WEC Energy Group, Inc. (“WEC Energy Group” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 5, 2016 (the “Meeting”) at 10:00 a.m., Central time, at Concordia University Wisconsin in the R. John Buuck Field House located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097, and at all adjournments or postponements of the Meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders.

ACQUISITION OF INTEGRYS ENERGY GROUP

On June 29, 2015, Wisconsin Energy Corporation (“Wisconsin Energy”) acquired Integrys Energy Group, Inc. (“Integrys”) and changed its name to WEC Energy Group, Inc. The transaction was approved by the stockholders of both Wisconsin Energy and Integrys at each company’s special meeting of stockholders held on November 21, 2014. The acquisition was completed approximately 53 weeks from the date the transaction was announced (June 22, 2014). Integrys’ stockholders received 1.128 shares of Wisconsin Energy common stock and $18.58 in cash per Integrys share of common stock, with the total consideration valued at approximately $5.6 billion. WEC Energy Group is now providing electricity and natural gas to 4.4 million customers in four states – Wisconsin, Illinois, Michigan, and Minnesota.

Effective as of the date of the transaction, three former Integrys board members, William J. Brodsky, Albert J. Budney, Jr. and Paul W. Jones, were elected to the WEC Energy Group Board.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

BUSINESS OF THE ANNUAL MEETING

On what proposals am I voting?

Proposal 1: Election of Thirteen Directors for Terms Expiring in 2017. The Board recommends a vote FOR each of the nominees. The thirteen individuals will be elected as directors if the number of votes cast in person or by proxy at the Meeting favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention or otherwise, have no effect on the outcome of this matter.

Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors for 2016. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention or otherwise, have no effect on the outcome of this matter.

WEC Energy Group, Inc.	P-11	2016 Proxy Statement

Proposal 3: Advisory Vote on Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4: Stockholder Proposal on Proxy Access. The Board recommends a vote AGAINST this proposal. The stockholder proposal requires the affirmative vote of the majority of votes cast in person or by proxy to pass. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention or otherwise, have no effect on the outcome of this matter.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION AND ANNUAL MEETING ATTENDANCE

Who can vote?

Common stockholders as of the close of business on the Record Date, February 25, 2016, can vote. Each outstanding share of WEC Energy Group common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC Energy Group’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list will also be available at the Meeting.

How do I vote?

There are several ways to vote:

•	By Internet. The Company encourages you to vote this way.
•	By toll-free, touch-tone telephone.
•	By completing and mailing your proxy card.
•	By written ballot at the Meeting.

If you wish to vote through the Internet or by telephone, please follow the instructions on your Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card, or the information forwarded to you by your bank or broker, as applicable. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 4, 2016.

If you are a participant in WEC Energy Group’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Energy Group Common Stock ESOP Fund in WEC Energy Group’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for WEC Energy Group’s 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in WEC Energy Group’s 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Energy Group Common Stock ESOP Fund, for which voting instructions have been received, are voted.

If you are a participant in the Integrys Energy Group Employee Stock Ownership Plan, Peoples Energy Employee Stock Ownership Plan, the Peoples Energy Employee Thrift Plan, or the Integrys Energy Group 401(k) Plan for Administrative Employees, your proxy will serve as voting instructions for your shares held in these plans. The trustee for these plans, Wells Fargo Bank N.A., will vote your shares as you direct. If a proxy is not returned for shares held in the Integrys Energy Group Employee Stock Ownership Plan, the trustee will not vote the participant’s shares in the plan. If a proxy is not returned for shares held in the Peoples Energy Employee Stock Ownership Plan, the Peoples Energy Employee Thrift Plan, or the Integrys Energy Group 401(k) Plan for Administrative Employees, the plans’ trustee will vote shares allocated to the participant’s plan account in the same proportion that all shares in the plans, for which voting instructions have been received, are voted.

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1, 3 and 4, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting

WEC Energy Group, Inc.	P-12	2016 Proxy Statement

unless you have first obtained a legal proxy from your broker, bank or other holder of record. You must bring the legal proxy to the Meeting in order to vote in person at the Meeting.

What does it mean if I get more than one proxy?

It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?

As of the February 25, 2016 record date, there were 315,652,119 shares of WEC Energy Group common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?

You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	voting in person at the Meeting; or
•	notifying WEC Energy Group’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC Energy Group’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?

The Board is soliciting these proxies. WEC Energy Group will bear the cost of the solicitation of proxies. The Company contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC Energy Group or its subsidiaries may solicit proxies by telephone, personally, or by other communications, without compensation apart from their normal salaries. WEC Energy Group has retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $21,000 plus reimbursement of expenses. WEC Energy Group will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.

Who will count the votes?

Computershare, which will also serve as Inspector of Election, will tabulate the vote. Computershare is the Company’s transfer agent.

Where can I find the voting results from the Meeting?

The Meeting voting results will be published in a Form 8-K, available no later than May 11, 2016, on the Company’s Website, www.wecenergygroup.com, under the “Investors” section.

What must I do to attend the Annual Meeting?

The Meeting is open to all stockholders of WEC Energy Group. You must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door in order to attend.

If you would like to attend, please contact Stockholder Services by email at WEC.Stockholder-Services.Contact@wisconsinenergy.com or by telephone at 800-881-5882 to reserve an admission ticket. If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm, or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket either by regular mail, fax, or email, along with proof of share ownership, such as a bank, or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares to: Stockholder Services, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201; fax: 414-221-3888; or email: WEC.Stockholder-Services.Contact@wisconsinenergy.com.

WEC Energy Group, Inc.	P-13	2016 Proxy Statement

Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than five business days before the Meeting, or Thursday, April 28, 2016. If we cannot confirm you are a registered stockholder or beneficial owner, we will contact you for further information.

Admission tickets will be available for pick-up at the Meeting. All Meeting attendees will be asked to present a government-issued photo identification card, such as your driver’s license, state identification card or passport, before receiving an admission ticket. We will then verify your name against our stockholder list. If you own shares in the name of your broker, bank, or other nominee (“street name”), you should bring your proof of share ownership with you to the Meeting. If we cannot verify that you are a stockholder, you may not be admitted to the Meeting.

The Meeting will begin promptly at 10:00 a.m., Central time. Check-in will begin at 9:00 a.m. Please allow ample time for check-in procedures.

What Attendance Guidelines apply to the Annual Meeting?

If you plan to attend the Meeting, please review the Annual Meeting Attendance Guidelines that appear on page P-77 of this proxy statement. Attendees who fail to comply with these Guidelines risk expulsion from the Meeting. In the event of a disruption, the Chairman may immediately adjourn the Meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly brought before the Meeting.

In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Meeting, management will limit the general discussion portion of the Meeting and permit only stockholders or their authorized representatives to address the Meeting. Cameras, cell phones, recording devices, and other electronic devices will not be permitted to be in use during the Meeting. In addition, signs, banners, placards, handouts, and similar materials will not be allowed on Meeting premises. The Company reserves the right to inspect all items, including handbags and briefcases, prior to entering the Meeting room.

Why did I receive a separate Notice Regarding the Availability of Proxy Materials instead of printed Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we began mailing the separate Notice with instructions on how to access our proxy materials and vote online to stockholders on or about March 24, 2016, instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares.

As more fully described in the Notice, registered stockholders may choose to access our proxy materials over the Internet and vote online. You may also request to receive a printed set by logging on to www.envisionreports.com/wec and following the applicable instructions or by calling 866-641-4276. If your shares are held by a broker, trustee, bank, or other nominee, please refer to the information provided by such record holder for instructions on how to access our proxy materials and vote.

Who do I contact if I have questions about the Annual Meeting?

If you need more information about the Meeting, call us at 800-881-5882, or write to Stockholder Services, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

ELECTRONIC ACCESS TO INFORMATION –
ENVIRONMENTAL AND FINANCIAL STEWARDSHIP

WEC Energy Group has implemented several practices that are friendly to the environment and have helped us reduce printing and postage costs. Stockholders may wish to participate in the following:

•	View the following documents on the Internet at www.envisionreports.com/wec:

O	Notice of Annual Meeting;
O	Proxy Statement;
O	2015 Annual Report; and
O	Form of Proxy.

•	Vote your proxy via the Internet or by telephone. (Page P-5)

WEC Energy Group, Inc.	P-14	2016 Proxy Statement

•	Choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies.

If you are a registered stockholder and received a paper copy of our proxy materials this year, you may elect to receive access to future copies of these documents electronically by: (i) following the instructions when voting by Internet or by telephone, or (ii) registering for our eDelivery paperless communication program. You will then be able to receive future proxy materials and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically until you change your election.

If your shares are held by a broker, trustee, bank or other nominee on your behalf, please refer to the information provided by such record holder for instructions on how to elect to receive access to our future proxy materials and annual reports over the Internet.

By delivering our proxy materials electronically, we can provide you with the information you need quickly, efficiently, and in a more cost-effective manner.

•	Choose our eDelivery paperless communication program for all your stockholder needs.

Electronic distribution gives stockholders faster delivery of account documents and saves the Company and its stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your registered stockholder account and sign up for eDelivery at www.computershare.com/investor.

•	Sign up for Householding.

“Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address, rather than receiving multiple copies of the same document.

If you are a registered stockholder and received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to WEC Energy Group, c/o Computershare, PO Box 30170, College Station, TX 77842-3170. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of the document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. Since 1996, the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. WEC Energy Group was one of the earliest adopters of a formal set of Corporate Governance Guidelines. The guidelines address governance matters including director selection and election, determination of independence, board leadership, board committee structure and evaluation, chief executive officer performance evaluation, and management succession.

To maintain effective Corporate Governance Guidelines, the Corporate Governance Committee annually reviews the Company’s governance practices, taking into consideration industry surveys and benchmarking studies, as well as governance guidelines published by proxy advisors. Highlights of our corporate governance practices are provided on the following page.

WEC Energy Group, Inc.	P-15	2016 Proxy Statement

•	Annual election of directors (page P-22)	•	Annual Board performance self-evaluation (page P-20)

•	Majority voting (page P-22)	•	Annual committee performance self-evaluation (page P-21)

•	Eleven of thirteen independent director nominees (page P-19)	•	Stockholder outreach and engagement program (page P-17)

•	Diverse representation on the Board of Directors (page P-23)	•	Risk oversight by full Board and committees (page P-21)

•	Independent presiding director (page P-17)	•	Anti-hedging and anti-pledging policies (page P-49)

•	Regular executive sessions of independent directors (page P-18)	•	Stock ownership requirements for directors and executives (page P-49)

•	Independent Audit and Oversight, Compensation, Finance, and Governance committees (page P-19)

The Company’s Website, www.wecenergygroup.com, contains information on the Company’s governance activities. The Website, under the “Governance” section, includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters, and other useful information.

As policies are continually evolving, the Company encourages you to periodically visit the Website. Copies of these documents may also be requested in writing from the Corporate Secretary.

Below are answers to governance-related questions frequently asked by stockholders.

Does the Company have a written code of ethics?

Yes. All WEC Energy Group directors, executive officers, and employees, including the principal executive, financial, and accounting officers, have a responsibility to comply with WEC Energy Group’s Code of Business Conduct, to seek advice in doubtful situations, and to report suspected violations.

WEC Energy Group’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules, and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer, or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at www.wecenergygroup.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC Energy Group’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent service for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls, or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?

All employees of WEC Energy Group, including executive officers, and members of the Board are required to comply with the Company’s Code of Business Conduct. The Code of Business Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee Chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual, or concern doing business with WEC Energy Group or any of its subsidiaries; (2) before participating in any joint venture, partnership, or other business relationship with WEC Energy Group or any of its subsidiaries; and (3) before serving as an officer or member of the board of any substantial outside for-profit organization. Furthermore, before serving as an officer or member of the board of any substantial outside for-profit organization, the Chief Executive Officer must obtain the approval of the full Board before serving in such a position and members of the WEC Energy Group Board must obtain the prior approval of the Corporate Governance Committee before serving in such a position. In addition, executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-

WEC Energy Group, Inc.	P-16	2016 Proxy Statement

profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

WEC Energy Group’s Code of Business Conduct also requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC Energy Group or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee Chair in situations involving executive officers and members of the Board.

STOCKHOLDER OUTREACH AND ENGAGEMENT

What is the Company’s philosophy on stockholder engagement?

Accountability to stockholders is critical to the Company’s long-term success. We have mechanisms in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders. This ongoing engagement helps provide valuable insight as to how our stockholders view the Company’s practices and policies, helps us set goals and expectations, and helps identify emerging issues that may affect our strategy and/or corporate governance and compensation practices.

What steps does the Company take to engage with investors?

The Company’s outreach and engagement program takes many forms:

•	Direct engagement by senior management with the Company’s largest stockholders to discuss issues of interest, including corporate governance, executive compensation, and corporate responsibility practices. These conversations are reported to the Board and are taken into consideration when reviewing and modifying governance and compensation practices and policies.
•	Investor presentations conducted at analyst meetings and investor conferences across the U.S., Canada and Europe.
•	CEO, CFO, and other senior management meetings and conference calls with stockholders to discuss corporate strategy, financial and business performance, and to update stockholders on key developments.
•	Communications through various media, including our annual report, news releases, SEC filings, and our Website.
•	Quarterly earnings conference calls are open to the public and archived on our Website for replay.
•	The ability for stockholders to submit director nominees and stockholder proposals.
•	The opportunity to attend and voice opinions at our Annual Meeting.
•	Investors are invited to listen to Webcasts of the annual meeting and analyst calls, and to view SEC filings and significant corporate publications on our Website.
•	Annual election of directors, who are elected by majority vote in uncontested elections.
•	Annual advisory vote on our executive compensation program (“say-on-pay”).
•	Consideration of previous stockholder votes on say-on-pay, director elections, and other matters when developing policies and practices.
•	Strong Board committee structure which allows the Board to focus on issues that matter most to our stockholders (e.g., the Compensation Committee carefully considers feedback received about executive compensation; the Corporate Governance Committee focuses on governance matters).
•	Process for stockholders to directly correspond with individual directors via the Corporate Secretary (page P-22).

BOARD LEADERSHIP

Is the office of CEO combined with the office of Chairman of the Board?

At the date of the mailing of this proxy statement, the office of CEO is combined with the office of Chairman of the Board. However, in connection with the Company’s leadership succession plan, effective May 1, 2016, the office of CEO will be separated from the office of Chairman of the Board. Effective May 1, 2016, Gale Klappa will serve as Non-Executive Chairman and Allen Leverett will serve as CEO. Consistent with WEC Energy Group’s Bylaws and its Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board.

Does the Board have an independent lead or presiding director?

Director Bowles, an independent director and Chair of the Corporate Governance Committee, currently serves as presiding director. In that role, Director Bowles:

WEC Energy Group, Inc.	P-17	2016 Proxy Statement

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	Serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;
•	Has authority to call meetings of the independent directors;
•	Reviews meeting agendas for the Board and its Committees;
•	Reviews meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	Reviews all proposed changes to committee charters; and
•	Leads the annual Board evaluation.

Do the non-management directors meet separately from management?

Yes, at every regularly scheduled Board meeting, the non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. As discussed above, Director Bowles presides at these sessions.

Are directors subject to term limits?

The Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the governance of the Company and the specific issues it faces doing business in a complex industry, as well as fresh and varied perspectives. Therefore, the Board is comprised of members with diverse backgrounds and tenure.

The Corporate Governance Committee annually evaluates each director nominee to confirm that he or she has the skills, education, experience, and qualifications required to help further the success of the Company’s business and represent stockholder interests.

BOARD INDEPENDENCE

How are directors determined to be independent?

No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?

The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

•	has not been an employee of the Company for the last five years;
•	has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;
•	is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, has no immediate family member who is a current partner of such a firm, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;
•	has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;
•	in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;
•	has not received, during the current calendar year or the immediately preceding calendar year, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;
•	has no personal service contract(s) with the Company or any member of the Company’s senior management;
•	is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;
•	is not employed by a public company at which an executive officer of the Company serves as a director; and

WEC Energy Group, Inc.	P-18	2016 Proxy Statement

•	does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC Energy Group’s affiliates for certain of the above criteria, when determining the director’s independence.

Who are the independent directors?

The Board has affirmatively determined that Directors Bergstrom, Bowles, Brodsky, Budney, Chadwick, Culver, Fischer, Jones, Knueppel, Payne, and Stanek have no relationships described in the Board’s standards of independence noted above and otherwise have no material relationships with WEC Energy Group and are independent. This represents 85% of the current Board. Directors Klappa and Leverett are not independent due to their employment with WEC Energy Group.

Since 2005, WEC Energy Group has engaged Baird Financial Group primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. The Board reviewed the terms of this engagement, including the approximately $483,843 in fees paid to Baird in 2015 (which are less than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence.

BOARD COMMITTEES

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive. All committees, except the Executive Committee, operate under a charter approved by the Board. The members and the responsibilities of each committee are listed on page P-31 of this proxy statement under the heading “Committees of the Board of Directors.”

Does the Board have a nominating committee?

Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Corporate Governance Committee coordinates this effort.

Are the Audit and Oversight, Corporate Governance, and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee and of the Compensation Committee is independent under the rules of the New York Stock Exchange applicable to audit committee and compensation committee members, respectively. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert?”

Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of SEC rules.

Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. In fact, the Board considers this additional service to be an asset because of the additional knowledge and insight Mr. Fischer brings to his role on WEC Energy Group’s Board. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies.

How does the Compensation Committee administer the executive and director compensation programs?

One of the principal responsibilities of the Compensation Committee is to provide competitive, performance-based executive and director compensation programs.

WEC Energy Group, Inc.	P-19	2016 Proxy Statement

With respect to the executive compensation program, the Compensation Committee’s responsibilities include:

•	determining and annually reviewing the Compensation Committee’s compensation philosophy;
•	determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation, and benefits);
•	overseeing the compensation and benefits to be paid to other officers and key employees;
•	establishing and administering the Chief Executive Officer compensation package; and
•	reviewing the results of the most recent stockholder advisory vote on compensation of the NEOs.

The Compensation Committee is also charged with administering the compensation package of WEC Energy Group’s non-employee directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-employee directors and to determine the appropriate amount of such compensation.

The Compensation Committee, which has authority to retain advisers, including compensation consultants, at WEC Energy Group’s expense, retained Frederic W. Cook & Co. (“Frederic Cook”) in January 2015 to analyze the Company’s executive compensation program in light of the anticipated acquisition of Integrys Energy Group, and to assess whether the compensation program is competitive and supports the Committee’s objectives. The Compensation Committee also engaged Frederic Cook to provide an independent assessment of any management-recommended changes to the executive compensation program.

Frederic Cook is engaged solely by the Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to the Company. In connection with its retention of Frederic Cook, the Compensation Committee reviewed Frederic Cook’s independence including: (1) the amount of fees received by Frederic Cook from WEC Energy Group as a percentage of Frederic Cook’s total revenue; (2) Frederic Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that Frederic Cook is independent and the engagement did not present any conflicts of interest. Frederic Cook also determined that it was independent from the Company’s management, which was confirmed in a written statement delivered to the Compensation Committee.

For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” on pages P-37 through P-51.

PERFORMANCE EVALUATIONS

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity, and effective representation of the Company in community and industry affairs. The Chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Compensation Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?

Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise, and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue, as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

WEC Energy Group, Inc.	P-20	2016 Proxy Statement

Is Board committee performance evaluated?

Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

RISK OVERSIGHT

What is the Board’s role in risk oversight?

The Board oversees the Company’s risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s decision to keep the roles of Chairman and CEO combined through May 1, 2016, was consistent with the Board’s assessment that this structure was appropriate with respect to the Company’s overall risk environment.

Over the course of the year, the Audit and Oversight Committee hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation, cybersecurity, and ethical conduct, as well as steps taken to monitor and control such exposures. The Finance Committee discusses the Company’s risk assessment and risk management policies; it also provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. As part of this process, the business unit leaders identify existing, new, or emerging issues or changes within their business areas that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company has established an Enterprise Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing risk and compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

STOCKHOLDER NOMINEES AND PROPOSALS

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No formal stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2017 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2016, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

What is the deadline for stockholders to submit proposals for the 2017 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2017 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 24, 2016.

Stockholders who intend to present a proposal at the 2017 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2017 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2017 Annual Meeting of Stockholders. The 2017 Annual Meeting of Stockholders is tentatively scheduled for May 4, 2017.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

WEC Energy Group, Inc.	P-21	2016 Proxy Statement

COMMUNICATIONS WITH THE BOARD

How can interested parties contact the members of the Board?

Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2017

WEC Energy Group’s Bylaws require each director to be elected annually to hold office for a one-year term. Because this is an uncontested election, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect in the election of directors.

Proxies may not be voted for more than 13 persons in the election of directors.

The Board requires its current and potential directors to have a broad range of skills, education, experience, and qualifications that will benefit WEC Energy Group and its stockholders. Information regarding the specific criteria and processes used to evaluate director nominees can be found on page P-23.

Effective January 27, 2016, in accordance with the Company’s Bylaws, the WEC Energy Group Board increased the size of the Board to 13 and elected Allen Leverett as a director. As part of its management succession plan, the Board also appointed Mr. Leverett to succeed Gale Klappa as CEO effective May 1, 2016. Mr. Klappa will become Non-Executive Chairman effective May 1.

The Board’s nominees for election are:

• John F. Bergstrom	• Albert J. Budney, Jr.	• Thomas J. Fischer	• Henry W. Knueppel
• Barbara L. Bowles	• Patricia W. Chadwick	• Paul W. Jones	• Allen L. Leverett
• William J. Brodsky	• Curt S. Culver	• Gale E. Klappa	• Ulice Payne, Jr.
• Mary Ellen Stanek

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the following pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

WEC Energy Group, Inc.	P-22	2016 Proxy Statement

DIRECTOR NOMINEES

Criteria and Processes Used to Evaluate Nominees

The Corporate Governance Committee evaluates director nominees in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC Energy Group’s business and represent stockholder interests. In addition to the specific experiences and skills of the individual director nominees identified below, the Corporate Governance Committee believes that director nominees should generally possess certain characteristics and skills.

Director Candidate Criteria. The Corporate Governance Committee has established criteria for evaluating director candidates, which are reviewed annually. As set forth in the Company’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic, or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and, in the case of new directors, availability to serve for five years before reaching the directors’ retirement age of 72.

Board Diversity. The Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Corporate Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills, and knowledge, as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics. With respect to the Company’s current slate of director nominees, the Company also benefits from the diversity inherent from differences in board member gender, ethnicity, tenure and maturity, as depicted in the infographic on page P-10.

Director Independence. Prior to nomination, both new and returning directors are evaluated to ensure compliance with the Board’s standards of independence, as described in detail on page P-18. Additionally, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic, and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Director Nominee Evaluation Process. Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Board of Directors contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests additional information from the candidate, reviews the person’s accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Corporate Governance Committee evaluates director candidates, including those proposed by stockholders, using this criteria and process. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC Energy Group faces in today’s challenging economic environment.

WEC Energy Group, Inc.	P-23	2016 Proxy Statement

Nominees for Election to the Board of Directors

Biographical information for each director nominee is set forth below. Ages are as of January 21, 2016, the date each person, except Mr. Leverett, was designated as a nominee of the Board for election at the Meeting. Mr. Leverett was designated as a nominee on January 27, 2016.

John F. Bergstrom Age: 69 Director Since: 1987 Board Committees: Audit and Oversight, Compensation (Chair), Executive

•	Bergstrom Corporation – Chairman and Chief Executive Officer since 1982. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•	Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since 2010; Director of Kimberly-Clark Corporation since 1987.

•	Director of WEC Energy Group since 1987; Director of Wisconsin Electric Power Company from 1985 to June 2015.

Specific qualifications and experience

Mr. Bergstrom has over 30 years of experience as CEO of Bergstrom Corporation, one of the top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in WEC Energy Group utilities’ service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s business environment. As the CEO of a large retailer and board member of other publicly traded companies, Mr. Bergstrom has a deep understanding of executive compensation matters and related governance practices, and is well qualified to provide perspective on customer focus and satisfaction which continue to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 30 years of service as a director on WEC Energy Group’s and its subsidiaries’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles Age: 68 Director Since: 1998 Board Committees: Audit and Oversight, Corporate Governance (Chair), Executive WEC Board: Presiding Director

•	Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•	The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to 2005.

•	Director of Hospira, Inc. from 2008 until September 2015.

•	Director of WEC Energy Group since 1998; Director of Wisconsin Electric Power Company from 1998 to June 2015.

Specific qualifications and experience

As founder, president, and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions, and endowments, Ms. Bowles has over 20 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is well qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as Chief Compliance Officer for the mid-cap portfolios following The Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as Chair of WEC Energy Group’s Corporate Governance Committee and presiding independent director. Ms. Bowles’ past service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing the Company.

WEC Energy Group, Inc.	P-24	2016 Proxy Statement

William J. Brodsky Age: 71 Director Since: 2015 Board Committee: Finance

•	CBOE Holdings, Inc. – Chairman of the Board since May 2014. Served as Executive Chairman from 2013 to May 2014 and Chairman and Chief Executive Officer from 2010 to 2013. CBOE Holdings, Inc. is the holding company for the Chicago Board Options Exchange, an exchange that focuses on options contracts for individual equities, indexes, and volatility (VIX), and CBOE Futures Exchange which offers volatility futures.

•	The Chicago Board Options Exchange – Chairman of the Board since May 2014. Served as Executive Chairman from 2013 to May 2014 and Chairman and Chief Executive Officer from 1997 to 2013.

•	Director of WEC Energy Group since June 2015; Director of Integrys Energy Group from 2007 to June 2015.

Specific qualifications and experience

Mr. Brodsky has nearly 40 years of experience with the financial markets and is recognized as a leading industry advocate in options market policy and regulation. Prior to joining the CBOE, he served for over 15 years at the Chicago Mercantile Exchange (CME) where he saw the launch of the CME Globex trading system. He served as Executive Vice President and Chief Operating Officer from 1982 to 1985 and as President and Chief Executive Officer from 1982 to 1997. Earlier in his career, Mr. Brodsky was the head of options trading at the American Stock Exchange (AMEX) where he served as Executive Vice President for operations from 1979 to 1982. He began his career as an attorney with a securities brokerage and investment banking firm. Because of his career and experience, Mr. Brodsky brings significant knowledge and expertise about the financial markets to the Board and Finance Committee. Mr. Brodsky’s extensive knowledge of the challenges and issues facing a public company doing business in Illinois is of great value to the Board, as is his experience related to mergers and acquisitions in the utility industry having served as a Director of Peoples Energy Corporation and Integrys Energy Group. Mr. Brodsky’s extensive past and present experience serving on the boards of numerous highly visible not-for-profit entities adds to his ability to provide strong oversight of board matters.

Albert J. Budney, Jr. Age: 68 Director Since: 2015 Board Committee: Corporate Governance

•	Niagara Mohawk Holdings, Inc. – Retired President and Director. Niagara Mohawk Holdings, Inc. is a holding company which, through its subsidiaries, distributes electricity in areas of New York.

•	Director of WEC Energy Group since June 2015; Director of Integrys Energy Group from 2002 to June 2015.

Specific qualifications and experience

Mr. Budney has over 40 years of utility experience having held senior leadership positions at Niagara Mohawk Power Corporation, UtiliCorp United, Inc., and Missouri Public Service Company. He brings experience in mergers and acquisitions in the utility industry having served as a director of Niagara Mohawk Holdings when it was acquired by National Grid, as well as WPS Resources Corporation, which purchased Peoples Energy Corporation, and became Integrys Energy Group. This experience is of great value to the Board following WEC Energy Group’s 2015 acquisition of Integrys Energy Group. Mr. Budney also has an in-depth knowledge of Integrys’ operating subsidiaries. Mr. Budney holds both a bachelor of science in engineering from Princeton University and a master of business administration from Harvard Business School which provides a strong foundation for critical analysis and input on strategic matters. Mr. Budney provides the Board with a wide range of knowledge and experience in board governance and corporate management and development matters, having served as Chief Executive Officer of Opinac N.A., the entity which housed Canadian Niagara Power and Plum Street Enterprises, on both of which company boards he also served. In addition, Mr. Budney was a board member of Utilities Mutual Insurance Company, and served as Lead Director of the Integrys Energy Group Board of Directors. Mr. Budney was also Chair of the Corporate Governance Committee at Integrys.

WEC Energy Group, Inc.	P-25	2016 Proxy Statement

Patricia W. Chadwick Age: 67 Director Since: 2006 Board Committees: Audit and Oversight, Finance

•	Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management, and global economics.

•	Director of AMICA Mutual Insurance Company since 1992; Director of VOYA Mutual Funds (previously ING Mutual Funds) since 2006; Director of The Royce Funds since 2009.

•	Director of WEC Energy Group since 2006; Director of Wisconsin Electric Power Company from 2006 to June 2015.

Specific qualifications and experience

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit Committee and the Nominating and Governance Committee. She is also the Chair of the International Balanced Bond Fixed Income Committee at VOYA Mutual Funds and serves on the Audit Committee for The Royce Funds and Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to WEC Energy Group and its subsidiaries, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA has provided her with experience in dealing with insurance risk management issues.

Curt S. Culver Age: 63 Director Since: 2004 Board Committees: Corporate Governance, Finance (Chair)

•	MGIC Investment Corporation – Non-Executive Chairman of the Board since March 1, 2015. Served as Chairman from 2005 to February 2015, Chief Executive Officer from 2000 to February 2015, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•	Mortgage Guaranty Insurance Corporation – Non-Executive Chairman of the Board since March 1, 2015. Served as Chairman from 2005 to February 2015, Chief Executive Officer from 1999 to February 2015, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

•	Director of MGIC Investment Corporation since 1999.

•	Director of WEC Energy Group since 2004; Director of Wisconsin Electric Power Company from 2004 to June 2015.

Specific qualifications and experience

Mr. Culver’s past and present experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver’s extensive past and present experience serving on the boards of numerous Milwaukee-area non-profit entities and two private, regional for-profit entities adds to his ability to provide strong oversight of board matters.

WEC Energy Group, Inc.	P-26	2016 Proxy Statement

Thomas J. Fischer Age: 68 Director Since: 2005 Board Committees: Audit and Oversight (Chair), Compensation, Executive

•	Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.

•	Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; Director of Regal Beloit Corporation since 2004.

•	Director of WEC Energy Group since 2005; Director of Wisconsin Electric Power Company from 2005 to June 2015.

Specific qualifications and experience

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, a large, international independent public accounting firm, for 33 years, the last 22 as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Combined with Mr. Fischer’s service as a director and member of the audit committees of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is Chair of the Audit and Oversight Committee.

Paul W. Jones Age: 67 Director Since: 2015 Board Committee: Audit and Oversight

•	A.O. Smith Corporation – Retired Executive Chairman and Chief Executive Officer. A.O. Smith Corporation is a leading manufacturer of residential and commercial water heaters and boilers.

•	Rexnord Corporation – Non-Executive Chairman since 2015. Director since 2014.

•	Director of Federal Signal Corporation since 1998; Director of A.O. Smith Corporation since 2004.

•	Director of Bucyrus Corporation from 2006 to 2011.

•	Director of WEC Energy Group since June 2015; Director of Integrys Energy Group from 2011 to June 2015.

Specific qualifications and experience

Mr. Jones has extensive executive experience having served in leadership roles at A.O. Smith Corporation, including Executive Chairman from 2013 through April 2014, Chairman of the Board and Chief Executive Officer from 2011 to 2012, Chairman of the Board, President and Chief Executive Officer from 2005 to 2011, and President and Chief Operating Officer from 2004 to 2005. Mr. Jones also serves as Non-Executive Chairman of Rexnord Corporation, a leading worldwide industrial company with strategic businesses in process and motion control and in water management. His experience and insights with respect to retail and large industrial customers make him well qualified to provide perspective on customer satisfaction, a key performance metric of the Company. A.O. Smith Corporation and Rexnord are headquartered in Milwaukee, Wisconsin, providing Mr. Jones with a deep knowledge of the challenges and issues facing a public company headquartered in the same city as WEC Energy Group. Mr. Jones currently serves as the chairman of the Nominating and Governance Committee at Federal Signal Corporation, and previously served as the chairman of the Finance Committee and as a member of the Audit Committee of the Integrys Energy Group Board, committee experience that provides added perspectives on governance and financial initiatives following WEC Energy Group’s acquisition of Integrys in June 2015. Mr. Jones also has an in-depth knowledge of Integrys’ operating subsidiaries. Mr. Jones’ extensive experience serving on the boards of several regionally located non-profit entities adds to his ability to provide appropriate oversight of board matters and to understand local issues and concerns.

WEC Energy Group, Inc.	P-27	2016 Proxy Statement

Gale E. Klappa Age: 65 Director Since: 2003 Board Committee: Executive (Chair)

•	WEC Energy Group, Inc. – Chairman of the Board and Chief Executive Officer since 2004; President from 2003 to August 2013.

•	Wisconsin Electric Power Company – Chairman of the Board since 2004; Chief Executive Officer since 2003; President from 2003 to June 2015.

•	Director of Badger Meter, Inc. since 2010; Director of Joy Global Inc. since 2006.

•	Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company since 2003.

•	Mr. Klappa also serves as a Director of several other major subsidiaries of WEC Energy Group.

Specific qualifications and experience

As Chief Executive Officer (CEO) of WEC Energy Group and CEO and/or Chairman of several of its principal utility subsidiaries, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 40 years of experience working in the public utility industry, the last 23 at a senior executive level. Immediately prior to joining WEC Energy Group in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer of The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other leadership positions during his tenure at Southern, including Chief Strategic Officer and Chief Executive of the company’s subsidiary in the United Kingdom. Mr. Klappa currently serves on the board of Edison Electric Institute, an association of U.S. shareholder-owned electric companies.

Henry W. Knueppel Age: 67 Director Since: 2013 Board Committees: Audit and Oversight, Corporate Governance

•	Regal Beloit Corporation – Retired Chairman of the Board and Chief Executive Officer. Served as Chief Executive Officer from 2005 to 2011 and as Chairman from 2006 to 2011. Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls, and power generation products.

•	Harsco Corporation – Independent, Non-Executive Chairman of the Board from September 2012 until September 2014. Served as Interim Chairman and Chief Executive Officer from February 2012 to September 2012. Harsco Corporation is a diversified, worldwide industrial services company.

•	Director of Regal Beloit Corporation since 1985; Director of Harsco Corporation since 2008; Director of Snap-on Incorporated since 2011.

•	Director of WEC Energy Group since 2013; Director of Wisconsin Electric Power Company from 2013 to June 2015.

Specific qualifications and experience

Prior to serving as Chief Executive Officer and Chairman of the Board, Mr. Knueppel held several leadership positions at Regal Beloit Corporation and had more than 30 years of senior management experience at the company. Mr. Knueppel’s years of service with Regal Beloit Corporation, a Wisconsin-based manufacturer of electrical motors, mechanical and electrical motion controls, and power generation products, provides him with knowledge of equipment used in the Company’s business. Mr. Knueppel serves on the Boards of Directors of large publicly-traded industrial companies. With his combined experience, Mr. Knueppel is well qualified to provide perspective on the issues facing the Company’s large commercial and industrial customers. In addition, Mr. Knueppel’s service on Harsco’s audit committee has provided him with experience to advise our Audit Committee on accounting and auditing oversight matters, and his service on Snap-on’s corporate governance committee provides our Corporate Governance Committee with a wide range of knowledge and experience in board governance and corporate management matters.

WEC Energy Group, Inc.	P-28	2016 Proxy Statement

Allen L. Leverett Age: 49 Director Since: 2016

•	WEC Energy Group, Inc. – President since August 2013; Executive Vice President from 2004 to July 2013; Chief Financial Officer from 2003 until 2011. Mr. Leverett has also been serving as the principal executive officer of WEC Energy Group’s generation operations since 2011.

•	Wisconsin Electric Power Company – President since June 2015; Executive Vice President from 2004 until June 2015; Chief Financial Officer from 2003 until 2011.

•	Director of WEC Energy Group since January 2016; Director of Wisconsin Electric Power Company since June 2015.

•	Mr. Leverett also serves as a Director of several other major subsidiaries of WEC Energy Group.

Specific qualifications and experience

As President of WEC Energy Group, Mr. Leverett has responsibility for the business operations of the Company’s utilities located in Wisconsin, Michigan, and Minnesota. The Board has appointed him to become the Company’s Chief Executive Officer effective May 1, 2016. Since joining the Company in 2003 as Chief Financial Officer, Mr. Leverett has also served as Executive Vice President and Chief Financial Officer of Wisconsin Electric Power Company and Wisconsin Gas LLC, as well as President and Chief Executive Officer of the Company’s power generation group, with overall responsibility for the Company’s electric generation portfolio, fuel procurement, environmental compliance, and renewable energy development strategy. Prior to joining the Company, Mr. Leverett served as Chief Financial Officer and Executive Vice President of Georgia Power, and as Vice President and Treasurer of Southern Company Services, where he held overall responsibility for financial planning and analysis, capital markets and leasing, treasury and investor relations. Having worked in the public utility industry for nearly 25 years, Mr. Leverett has developed a deep understanding of the complexities of the Company’s industry, operations, and regulatory environment. Mr. Leverett’s experience and insights are especially invaluable to the Board as it carries out its oversight of the Company’s risk environment.

Ulice Payne, Jr. Age: 60 Director Since: 2003 Board Committees: Compensation, Executive, Finance

•	Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.

•	Director of Manpower Group since 2007; Trustee of The Northwestern Mutual Life Insurance Company since 2005.

•	Director of Badger Meter, Inc. from 2000 to 2010.

•	Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company from 2003 to June 2015.

Specific qualifications and experience

Mr. Payne has extensive leadership experience within the local community and the state of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the state of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is well positioned to provide the Board with perspective on the issues and challenges affecting the Milwaukee region as well as a broad spectrum of the Company’s customers. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience on the boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

WEC Energy Group, Inc.	P-29	2016 Proxy Statement

Mary Ellen Stanek Age: 59 Director Since: 2012 Board Committee: Finance

•	Baird Financial Group – Managing Director and Director of Asset Management since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide.

•	Baird Advisors – Chief Investment Officer since 2000. Baird Advisors is an institutional fixed income investment advisor.

•	Baird Funds, Inc. – President since 2000. Baird Funds is a publicly registered investment company.

•	Director of Journal Media Group and its predecessor companies since 2002; Trustee of The Northwestern Mutual Life Insurance Company since 2009.

•	Director of WEC Energy Group since 2012; Director of Wisconsin Electric Power Company from 2012 to June 2015.

Specific qualifications and experience

Ms. Stanek, who is a Chartered Financial Analyst, has over 35 years of investment management experience and is currently responsible for the development and portfolio management of all fixed income proprietary asset management services for Baird Financial Group. Ms. Stanek co-manages several fixed income mutual funds as well as a number of taxable and tax-exempt portfolios. In addition, Ms. Stanek is also a director of Baird Financial Group. Because of her career and experience, Ms. Stanek brings significant knowledge and financial expertise about the financial markets to the Board and Finance Committee. In particular, Ms. Stanek’s focus on fixed income investments is valuable because WEC Energy Group and its subsidiaries customarily issue debt securities as a means of raising capital. In addition, Ms. Stanek brings experience in dealing with insurance risk management issues through her service as a director of West Bend Mutual Insurance Company from 1999 until 2014. Ms. Stanek’s past and present experience serving on the boards of numerous Milwaukee-area non-profit institutions provides her with a good understanding of the issues and challenges that impact the Milwaukee region.

WEC Energy Group, Inc.	P-30	2016 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings

Audit and Oversight	•	Oversee the integrity of the financial statements.
Thomas J. Fischer, Chair	•	Oversee management compliance with legal and regulatory requirements.
John F. Bergstrom	•	Review, approve, and evaluate the independent auditors’ services.
Barbara L. Bowles	•	Oversee the performance of the internal audit function and independent auditors.
Patricia W. Chadwick	•	Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
Paul W. Jones
Henry W. Knueppel	•	Prepare the report required by the SEC for inclusion in the proxy statement.
	•	Establish procedures for the submission of complaints and concerns regarding WEC Energy Group’s accounting or auditing matters.

	•	The Audit and Oversight Committee conducted seven meetings in 2015.

Compensation	•	Identify through succession planning potential executive officers.
John F. Bergstrom, Chair	•	Provide a competitive, performance-based executive and director compensation program.
Thomas J. Fischer	•	Set goals for the CEO, annually evaluate the CEO’s performance against such goals, and determine compensation adjustments based on whether these goals have been achieved.
Ulice Payne, Jr.
	•	Prepare the report required by the SEC for inclusion in the proxy statement.
	•	The Compensation Committee conducted nine meetings in 2015, and executed two signed, written unanimous consents.

Corporate Governance	•	Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.
Barbara L. Bowles, Chair
Albert J. Budney, Jr.	•	Establish and annually review director candidate selection criteria.
Curt S. Culver	•	Identify and recommend candidates to be named as nominees of the Board for election as directors.
Henry W. Knueppel
	•	Lead the Board in its annual review of the Board’s performance.
	•	The Corporate Governance Committee conducted four meetings in 2015.

Finance	•	Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.
Curt S. Culver, Chair
William J. Brodsky	•	Authorize the issuance of corporate debt within limits set by the Board.
Patricia W. Chadwick	•	Discuss policies with respect to risk assessment and risk management.
Ulice Payne, Jr.	•	Approve the Company’s financial plan, including the capital budget.
Mary Ellen Stanek	•	The Finance Committee conducted three meetings in 2015.

Executive Committee. The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Thomas J. Fischer, and Ulice Payne, Jr. The Executive Committee did not meet in 2015.

In addition to the number of committee meetings listed in the preceding table, the Board met nine times in 2015 and executed two signed, written unanimous consents. The average meeting attendance during the year was 98.9%. No director attended fewer than 93.8% of the total number of meetings of the Board and Board committees on which he or she served.

Generally, all directors are expected to attend the Company’s annual meetings of stockholders. In connection with the Annual Meeting held on May 7, 2015, all legacy Wisconsin Energy Corporation directors attended the meeting.

WEC Energy Group, Inc.	P-31	2016 Proxy Statement

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by, or paid to each of WEC Energy Group’s non-employee directors during 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	In Cash	Awards (1)(2)	Awards	Compensation	Earnings	Compensation (3)	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom	87,000	100,000	--	--	--	26,394	213,394
Barbara L. Bowles	85,000	100,000	--	--	--	24,354	209,354
William J. Brodsky	43,750	--	--	--	--	--	43,750
Albert J. Budney, Jr.	43,750	--	--	--	--	--	43,750
Patricia W. Chadwick	75,000	100,000	--	--	--	26,774	201,774
Curt S. Culver	85,000	100,000	--	--	--	18,931	203,931
Thomas J. Fischer	90,000	100,000	--	--	--	30,578	220,578
Paul W. Jones	43,750	--	--	--	--	--	43,750
Henry W. Knueppel	75,000	100,000	--	--	--	--	175,000
Ulice Payne, Jr.	75,000	100,000	--	--	--	13,757	188,757
Mary Ellen Stanek	75,000	100,000	--	--	--	--	175,000

(1)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, of restricted stock awards made to the directors in 2015. Each restricted stock award vests in full on the third anniversary of the grant date.

(2)	Other than Mr. Knueppel (6,654 shares), Mr. Brodsky (0 shares), Mr. Budney (0 shares), and Mr. Jones (0 shares), each current director held 6,683 shares of restricted stock as of December 31, 2015.

(3)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

2015 Compensation. Effective on June 29, 2015, the date of Wisconsin Energy Corporation’s acquisition of Integrys, three former Integrys board members, William J. Brodsky, Albert J. Budney, Jr. and Paul W. Jones, were elected to the WEC Energy Group Board as non-employee directors. During 2015, each legacy Wisconsin Energy non-employee director received an annual retainer fee of $75,000. Directors Brodsky, Budney, and Jones each received a pro-rated annual retainer fee of $43,750 following their election to the Board. During 2015, non-employee chairs of the Finance Committee and the Corporate Governance Committee each received an annual retainer of $10,000, the chair of the Compensation Committee received an annual retainer of $12,000, and the chair of the Audit and Oversight Committee received an annual retainer of $15,000. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). On January 2, 2015, each legacy Wisconsin Energy Corporation non-employee director also received the 2015 annual stock compensation award in the form of restricted stock equal to a value of $100,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Deferred Compensation Plan. Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC Energy Group phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC Energy Group, are unsecured, and are payable only in cash following termination of the director’s service to WEC Energy Group and its subsidiaries. The deferred amounts will be

WEC Energy Group, Inc.	P-32	2016 Proxy Statement

paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust discussed later in this proxy statement.

Legacy Charitable Awards Program. Directors elected prior to January 1, 2007 participate in a Directors’ Charitable Awards Program under which the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date include Messrs. Bergstrom, Culver, Fischer, Klappa and Payne, and Ms. Bowles and Chadwick.

2016 Compensation. In December 2015, the Compensation Committee conducted its annual review of non-employee director compensation and determined that, in light of the increased size of the Company as a result of the Integrys acquisition, the total directors’ compensation package was slightly below the market median. In order to continue to place more emphasis on the stock component of the directors’ pay package than the cash retainer, the Compensation Committee determined that it was appropriate to increase the annual restricted stock award by $25,000. As a result, effective January 1, 2016, upon the recommendation of the Compensation Committee, the Board of Directors increased the annual restricted stock award from $100,000 to $125,000.

In addition, in December 2015, based upon market research, the Compensation Committee concluded that it would be appropriate to increase the annual Audit and Oversight Committee chair retainer by $5,000 and the annual Compensation Committee chair retainer by $3,000. As a result, effective January 1, 2016, upon the recommendation of the Compensation Committee, the Board of Directors increased the annual Audit and Oversight Committee chair retainer from $15,000 to $20,000 and the annual Compensation Committee chair retainer from $12,000 to $15,000.

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2016

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016. The Audit and Oversight Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last 14 fiscal years beginning with the fiscal year ended December 31, 2002. The members of the Audit and Oversight Committee and the other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Information concerning Deloitte & Touche LLP can be found in the following pages.

     The Board of Directors recommends that you vote “FOR”
the ratification of Deloitte & Touche LLP as independent auditors for 2016.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. The Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors. The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight

WEC Energy Group, Inc.	P-33	2016 Proxy Statement

Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee and its chairperson are directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (i) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (ii) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission (“SEC”) or by the Public Company Accounting Oversight Board (United States) (“PCAOB”) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2015 and 2014 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2015 (1)	2014
Audit Fees (2)	$4,988,090	$2,030,900
Audit-Related Fees (3)	32,940	--
Tax Fees	--	--
All Other Fees (4)	4,950	2,970
Total	$5,025,980	$2,033,870

(1)	Includes fees incurred by the legacy Integrys Energy Group family of companies following the acquisition of Integrys on June 29, 2015.

(2)	Audit Fees consist of fees for professional services rendered in connection with the audits of: (1) the annual financial statements of the Company and its subsidiaries, (2) the effectiveness of internal control over financial reporting, and (3) with other non-recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

(3)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include the performance of agreed upon audit procedures.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

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AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC Energy Group, Inc. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s Website at www.wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2016, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the Company’s independent auditors, subject to stockholder ratification. The members of the Audit and Oversight Committee and other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee and its chairperson are directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner in conjunction with a mandated rotation policy and are also responsible for audit fee negotiations with Deloitte & Touche LLP.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.

The Audit and Oversight Committee held seven meetings during 2015. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2015, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 16, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and filed with the SEC.

Respectfully submitted to WEC Energy Group stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Patricia W. Chadwick
Paul W. Jones
Henry W. Knueppel

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our NEOs for fiscal year 2015.

References to “we”, “us”, “our” and “WEC Energy Group” in this discussion and analysis mean WEC Energy Group, Inc. and its management, as applicable.

EXECUTIVE SUMMARY

Overview

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

2015 Highlights

WEC Energy Group (f/k/a Wisconsin Energy Corporation) had another exceptional year in 2015, highlighted by the completion of its acquisition of Integrys Energy Group, Inc. (“Integrys”) on June 29, 2015. WEC Energy Group now delivers electricity and natural gas to approximately 4.4 million customers in four states – Wisconsin, Illinois, Michigan, and Minnesota. WEC Energy Group is now the eighth largest natural gas distribution company in the country and one of the fifteen largest investor-owned utility systems in the United States – with significant opportunities for growth. We believe this transaction will benefit these customers, and our stockholders, for years to come.

Financially, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 12th consecutive year. In two steps, WEC Energy Group’s Board of Directors raised the quarterly dividend on the Company’s common stock by 17.3% in 2015. First, in January 2015, the Board of Directors increased the Company’s quarterly dividend to $0.4225 per share, raising the annual dividend to $1.69 per share. Then, effective at the closing of the Integrys acquisition, the Board increased the quarterly dividend to $0.4575 per share, which equates to an annualized dividend of $1.83. And, in January 2016, the Board again raised the quarterly dividend 8.2% to $0.4950 per share, which is equivalent to an annual rate of $1.98 per share. The Company also achieved milestones in employee safety, customer satisfaction, and diversity during 2015, all of which are components of our short-term incentive compensation program. More specifically, the Company’s achievements in 2015 included:

•	Completed the acquisition of Integrys Energy Group approximately 53 weeks from the date the transaction was announced (June 22, 2014).

•	Returned more than $455 million to WEC Energy Group stockholders during 2015 through dividends.

•	Legacy Wisconsin Energy Corporation achieved fully diluted adjusted earnings per share of $2.73, highest in the Company’s history. (2) (3)

•	Common stock reached a then all-time high of $58.01 per share on January 28, 2015.

•	We Energies named the most reliable utility in the Midwest for the fifth year in a row.

•	We Energies set new records for customer satisfaction in 2015. (3)

•	Achieved best overall employee safety results in legacy Wisconsin Energy Corporation history. (3)

•	We Energies exceeded workforce and supplier diversity targets for 2015. (3)

(1)	Excludes costs of $0.06 per share related to our acquisition of Integrys.
(2)	Excludes the net $0.39 per share impact of the Integrys acquisition. See Appendix B on P-79 for a full GAAP reconciliation and an explanation of why we believe the presentation of adjusted earnings is relevant and useful to investors.
(3)	This measure is a component of our short-term incentive compensation program.

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Industry-Leading Stockholder Returns

As the following charts indicate, WEC Energy Group continues to deliver long-term results and value for stockholders year after year, and again delivered industry-leading total stockholder returns for 2015. (4)

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

Consideration of 2015 Stockholder Advisory Vote

At the 2015 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 92.6% of the votes cast. The Compensation Committee considered this outcome and continued to refine the executive compensation program. The Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2016, to provide for short-term dividend equivalents that are paid out depending on WEC Energy Group’s total stockholder return over a three year performance period as compared to the stockholder return of a peer group of companies. Short-term dividend equivalents granted prior to January 1, 2016 were paid out annually on unearned performance units. For additional information on the short-term dividend equivalents, see “Short-Term Dividend Equivalents” on page P-45 of this proxy statement.

(4) The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2010. In addition to WEC Energy Group, the Custom Peer Index Group consists of those 21 companies listed on page P-40 under “Competitive Benchmarking.” The Recomprised Custom Peer Index Group consists of the same companies except that it excludes Avista Corporation, Portland General and TECO Energy, Inc. and includes Edison International.

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Components of Our Executive Compensation Program

We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. We analyze market data obtained from Willis Towers Watson, a compensation consulting firm utilized by management, to help determine the appropriate level of compensation for each NEO. As shown in the charts below, 88 percent of Mr. Klappa’s 2015 total direct compensation as CEO and an average of 82 percent of the other NEO’s 2015 total direct compensation is tied to Company performance and is not guaranteed.

CEO 2015 Total Direct Compensation Mix	Other NEOs 2015 Total Direct Compensation Mix

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open market purchases to satisfy our benefit plan obligations, including the exercise of stock options and vesting of restricted stock.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components and the extent to which we analyzed market data in establishing each individual component in 2015.

Compensation Governance and Practices

The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted on the following page is an overview of our current compensation practices.

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What We Do

•	Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.

•	A substantial portion of compensation is at risk and tied to Company performance.

•	The compensation program has a long-term orientation aligned with stockholder interests.

•	The Compensation Committee reviews competitive employment market data from a wide range of businesses throughout general industry when making compensation decisions.

•	We have implemented a clawback policy that provides for the recoupment of incentive-based compensation. (page P-49)

•	Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests. (page P-42)

•	The Performance Unit Plan award payouts (including dividend equivalents) are based on stockholder return as compared to an appropriate peer group.

•	The Performance Unit Plan requires a separation from service following a change in control for award vesting to occur. (page P-48)

•	Equity award and other benefit plan obligations are satisfied through open market purchases of WEC Energy Group common stock.

•	Meaningful stock ownership levels are required for senior executives. (page P-49)

•	Ongoing engagement with investors takes place to ensure that compensation practices are responsive to stockholder interests.

•	We prohibit hedging and pledging of WEC Energy Group common stock. (page P-49)

•	We have a policy that prohibits entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company. (page P-50)

•	We prohibit repricing of stock options without stockholder approval.

•	The Compensation Committee retains a compensation consultant to help design the Company’s compensation program.

Competitive Benchmarking

As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Willis Towers Watson. For 2015, Willis Towers Watson provided us with compensation data from its 2015 Executive Compensation Data Bank, which contains information obtained from 446 companies of varying sizes in a wide range of businesses throughout general industry. These companies are listed in Appendix A to this proxy statement.

Instead of the broad group of companies used for general compensation comparisons, for purposes of measuring the Company’s total stockholder return with respect to awards under its Performance Unit Plan, WEC Energy Group compares itself with the peer group of companies described below. In addition to WEC Energy Group, the 2015 peer group originally included:

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Great Plains Energy, Inc.	• Portland General Electric
• Ameren Corporation	• DTE Energy Co.	• NiSource Inc.	• SCANA Corporation
• American Electric Power Company, Inc.	• Duke Energy Corp.	• OGE Energy Corp.	• The Southern Company
• Avista Corporation	• Eversource Energy	• PG&E Corporation	• TECO Energy, Inc.
• CMS Energy Corporation	• FirstEnergy Corp.	• Pinnacle West Capital Corp.	• Westar Energy, Inc.
• Xcel Energy Inc.

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This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model. Certain utilities that had a strong regulated business in the past have diversified into master limited partnerships for their natural gas pipeline business and real estate investment trusts to hold their renewable investments. Because this is a different business model than WEC Energy Group’s, these companies have been excluded from the peer group.

In addition, in December 2015, the Compensation Committee determined that TECO Energy (“TECO”) should be removed from the custom peer group for the 2015 awards of performance units and should not be included in any future peer groups. In September 2015, Emera, Inc., headquartered in Halifax, Nova Scotia, announced its acquisition of TECO Energy. Upon this announcement, there was a significant increase in TECO’s stock price which we believe was not the result of ongoing operating performance. TECO Energy’s common stock is expected to stop trading on the New York Stock Exchange (“NYSE”) upon completion of this transaction. This action is consistent with the Compensation Committee’s past decisions to adjust the peer group to account for the impact of mergers and acquisitions.

Based upon management’s recommendation, and with the concurrence of its compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), effective with the 2016 performance unit awards, the Compensation Committee added Edison International to the peer group and removed Avista Corporation and Portland General Electric.

DETERMINATION OF MARKET MEDIAN

We use the Willis Towers Watson survey data to establish the “market median” for each NEO. For purposes of determining the 2015 compensation of Messrs. Klappa and Keyes, and Ms. Martin, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to legacy Wisconsin Energy in general industry based on our analysis of the Willis Towers Watson survey data.

With respect to Mr. Garvin, given the scope of his responsibilities for the Company, we considered the average of (1) the median level for an individual serving as the top governmental relations officer of a company comparable in size to legacy Wisconsin Energy Corporation and (2) the median level for a “sector head” of a company comparable in size to legacy Wisconsin Energy Corporation in the energy services industry. We define a “sector head” as an individual in charge of an area of a company that is a significant source of revenue for that company. We determined that Mr. Garvin’s compensation should reflect the complexity of the energy services industry and the significant impact the state and federal regulatory process has on the financial condition of the Company.

There is not a well-defined market median for Mr. Leverett because of his unique role as both the principal executive officer of our electric generation operations and President of the holding company.

Our comparison of each component of compensation with the appropriate market data when setting the compensation levels of our NEOs drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY

Overview

The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

At the time the NEO’s 2015 base salaries were established in December 2014, we generally targeted base salaries to be within 10% of the market median for each NEO. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Compensation Committee deems it appropriate. The extent to which the Compensation Committee exercised discretion in establishing 2015 base salaries is set forth below.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of the Company’s operations. At the beginning of each year, Mr. Klappa develops a list of goals for WEC Energy Group and its employees to achieve during the upcoming year. At the end of the year, Mr. Klappa measures the performance of the Company against each stated goal and reports the results to the Board. The Compensation Committee then takes the Company’s performance into consideration when establishing Mr. Klappa’s compensation for the upcoming year. Mr. Klappa undertakes a similar process with the NEOs, who develop individual goals related to the achievement of the Company’s goals developed by Mr. Klappa. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance.

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The Compensation Committee also believes that Mr. Klappa’s compensation should reflect the fact that his tenure of 12 years as CEO is longer than many of those in the traditional market median. As a complement to the Willis Towers Watson data, we conducted an analysis of compensation data from the twenty most valuable electric utility companies by market capitalization(5) in order to calibrate the effect on base salaries of longer service in the CEO position. The Compensation Committee discussed the results of this analysis and determined that the data indicated a distinction in the median salary for those CEOs who had served as a CEO for more than five years. Based upon all of the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee determined it was appropriate to revise the market median for Mr. Klappa and to set his 2015 annual base salary at $1,324,739, approximately 4% outside this target range. This represents a 3.25% increase over Mr. Klappa’s 2014 base salary.

Based upon Mr. Leverett’s significant contributions to the success of the Company, the Compensation Committee increased Mr. Leverett’s base salary approximately 3.25% over his 2014 base salary.

With respect to each other NEO, Mr. Klappa recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Willis Towers Watson and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an average increase in annual base salary of just over 4% for Messrs. Keyes and Garvin, and Ms. Martin. The annual base salaries of Messrs. Keyes and Garvin, and Ms. Martin, were within 10% of the appropriate market median discussed above.

Impact of Integrys Acquisition on Base Salary

In anticipation of the completion of the Integrys acquisition, the Compensation Committee retained the Consultant in 2015 to help design the compensation program for the combined company in light of the Company’s increased size, geographic scope and complexity. Based upon the market data reviewed by the Compensation Committee and the Consultant, the Compensation Committee changed its target range for base salaries to plus or minus 15% of the market median for companies of comparable size to the combined company. The Compensation Committee then reviewed the annual base salaries of the NEOs to determine whether their annual pay was in line with the new target range. As a result of this review, Ms. Martin was the only NEO to receive an increase. Ms. Martin’s base salary increased by 11.1%. Mr. Garvin was promoted to Executive Vice President – External Affairs from Senior Vice President – External Affairs, but did not receive an increase in base pay. Messrs. Klappa, Keyes and Leverett did not receive an increase. All of the NEOs annual base salaries were within the new target range.

ANNUAL CASH INCENTIVE COMPENSATION

We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to NEOs based upon the achievement of pre-established stockholder, customer, and employee focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

For purposes of the annual cash incentive compensation discussion that follows, the term “Wisconsin Energy” refers to the Company and its financial performance excluding all impacts related to the acquisition of Integrys.

2015 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Garvin has an employment agreement with WEC Energy Group that specifies a target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. The terms of Messrs. Klappa’s and Leverett’s employment agreements provide that the target award may not be adjusted below these levels unless the Board or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into.

The target award levels of Messrs. Klappa, Keyes and Garvin, and Ms. Martin, reflect median incentive compensation practices as indicated by the market data. We believe Mr. Leverett’s target award level reflects market competitive practices given his unique position at the Company and demonstrated leadership.

(5) The 20 most valuable electric utility companies by market capitalization, as determined by publicly available data, were AES Corp.; American Electric Power Co.; CenterPoint Energy; Consolidated Edison; Dominion Resources; DTE Energy Co.; Duke Energy Corp.; Edison International; Entergy Corp.; Eversource Energy; Exelon Corp.; FirstEnergy Corp.; NextEra Energy; PG&E Corp.; PPL Corp.; Public Service Enterprise Group; Sempra Energy; The Southern Company; WEC Energy Group; and Xcel Energy.

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The 2015 target awards for each NEO were as follows:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	110%
Mr. Keyes	75%
Mr. Leverett	90%
Ms. Martin	70%
Mr. Garvin	60%

For 2015, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based on performance.

2015 Financial Goals under the STPP. The Compensation Committee adopted the 2015 STPP with a continued principal focus on financial results. In December 2014, the Compensation Committee approved Wisconsin Energy’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2015. We believe these financial measures are key indicators of financial strength and performance and are recognized as such by the investment community.

The Compensation Committee established the performance targets for earnings per share and cash flow based upon Wisconsin Energy’s stand-alone financial performance as we could not predict when or if our acquisition of Integrys would close.

In January 2015, the Compensation Committee approved the performance goals under the STPP for Wisconsin Energy’s earnings per share as follows:

Earnings Per Share	Earnings
Performance Goal	Per Share CAGR	Payout Level
$2.63	4.8%	25%
$2.65	5.0%	50%
$2.67	5.2%	100%
$2.69	5.4%	125%
$2.72	5.7%	200%

If the Company’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.

Prior to the acquisition of Integrys, the Company’s growth plan, which had been communicated to the public, called for a compound annual growth rate (“CAGR”) in earnings per share of 4.0% to 6.0% starting with Wisconsin Energy’s 2011 earnings per share from continuing operations of $2.18. At the time the Compensation Committee was establishing targets for 2015, we believed that this CAGR plus the continued industry-leading growth in Wisconsin Energy’s dividend would support a premium valuation as compared to the Company’s peers. Rather than provide for a payout at a 4.0% CAGR, the Compensation Committee determined that the Company would need to achieve a CAGR of 4.8%, which would result in 2015 adjusted earnings per share of $2.63, to reach the minimum payout level. The Compensation Committee then tied achievement of the below target, target, and above target payout levels to adjusted earnings per share corresponding to incremental increases of 0.2% in the CAGR or two cents per share. In order to achieve the maximum payout level, the Compensation Committee determined that achievement of the maximum payout level should require more of an increase. Therefore, an incremental increase in Wisconsin Energy’s CAGR of 0.3%, or three cents per share, would be required to achieve the maximum payout level.

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In January 2015, the Compensation Committee approved the performance goals under the STPP for Wisconsin Energy’s cash flow as follows ($ in millions):

Minimum	Maximum
Cash Flow	Cash Flow	Payout Level
$10	$99	25%
$100	$109	50%
$110	$119	100%
$120	$134	125%
$135	--	200%

Once the Compensation Committee established the earnings per share performance level goals, it set the cash flow performance levels at the amount of cash flow estimated to be necessary to achieve the corresponding earnings per share performance level. In the judgment of the Compensation Committee, these cash flow targets reasonably represented the amount of cash flow necessary to achieve a combination of earnings per share performance and appropriate capital spending levels given the scope of Wisconsin Energy’s construction program.

2015 Financial Performance under the STPP. In January 2016, the Compensation Committee reviewed our actual performance for 2015 against the financial and operational performance goals established under the STPP, subject to final audit. The Compensation Committee measured Wisconsin Energy’s stand-alone performance against the financial and operational goals established under the STPP. Although we completed our acquisition of Integrys on June 29, 2015, because the financial and operational goals established in January 2015 were based upon Wisconsin Energy’s stand-alone performance, the Compensation Committee determined that final payout levels should be based upon the same stand-alone performance. And the Compensation Committee determined that it would be inappropriate to reset goals mid-year to account for the acquisition.

In 2015, Wisconsin Energy’s stand-alone financial performance satisfied the maximum payout level established for earnings per share and cash flow. Wisconsin Energy’s stand-alone adjusted earnings per share were $2.73 for 2015, highest in Wisconsin Energy’s history. This earnings level equates to a CAGR of 5.8% from Wisconsin Energy’s 2011 earnings per share. For an explanation of how we calculated Wisconsin Energy’s stand-alone adjusted earnings per share, see P-79. Wisconsin Energy’s cash flow was $435 million. Cash flow is measured by subtracting Wisconsin Energy stand-alone cash used in investing activities from Wisconsin Energy stand-alone cash provided by operations. Our stand-alone adjusted earnings per share and cash flow are not measures of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level with respect to earnings per share and cash flow, the NEOs earned 200% of the target award from the financial goal component of the STPP.

2015 Operational Goals and Performance under the STPP. Similar to prior years, in December 2014 and January 2015, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon Wisconsin Energy’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%), and safety (2.5%). The following table provides the operational goals approved by the Compensation Committee for 2015, as well as Wisconsin Energy’s performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction:	-5.00%	0.00%	+5.00%
Percentage of “Highly Satisfied” - Company	<76.1%	76.1% - 79.3%	>79.3%	81.4%
Transaction	<86.1%	86.1% - 88.8%	>88.8%	90.1%

Safety:	-2.50%	0.00%	+2.50%
LTI - Incidents	>17	15 – 17	<15	8
OSHA Recordable Incidents	>68	55 – 68	<55	41

Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<150.0	150.0 – 153.0	>153.0	159.5
Workforce – Assessment	Not Met	Met	Exceeded	Exceeded

WEC Energy Group, Inc.	P-44	2016 Proxy Statement

The Compensation Committee recognizes the importance of strong operational results to the success of the Company and has identified these three operational areas in particular as being critical to that success.

As the table above indicates, Wisconsin Energy’s performance, with respect to operational goals generated a 10% increase to the compensation awarded under the STPP for 2015. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with We Energies during the year, which measured (1) customers’ satisfaction with We Energies overall and (2) customers’ satisfaction with respect to their particular transactions with We Energies. In addition, We Energies achieved the best overall safety performance in its history in 2015. Wisconsin Energy exceeded target level performance with respect to both supplier and workforce diversity.

The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate, but did not factor individual contributions into determining the amount of the awards for the NEOs for 2015. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2015, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $3,060,147 for 2015. This represented 231% of his annual base salary. Messrs. Keyes, Leverett and Garvin, and Ms. Martin, received annual cash incentive compensation for 2015 under the STPP equal to 158%, 189%, 126% and 147% of their respective annual base salaries, representing 210% of the target award for each officer.

Short-Term Dividend Equivalents. Prior to January 1, 2016, certain officers, including the NEOs, and employees were eligible to receive dividend equivalents under the STPP in an amount equal to the number of performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by the Company on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if the Company achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2015, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon Wisconsin Energy’s performance against a target for adjusted earnings per share. The Compensation Committee established $2.67 per share, which was the adjusted earnings per share necessary to achieve a 5.2% CAGR, as the target, and Wisconsin Energy achieved $2.73 per share.

The Compensation Committee determined that short-term dividend equivalents should no longer vest annually on unearned performance units and, therefore, will no longer be issued under the STPP. Therefore, on December 3, 2015, the Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2016, to provide for short-term dividend equivalents. A performance unit granted under this plan entitles the grantee to receive a cash payment based upon WEC Energy Group’s total stockholder return (stock price appreciation plus dividends) over a three-year performance period as compared to the total stockholder return of a custom peer group of companies. Performance units may vest in an amount between 0% and 175% of the target award. Pursuant to the amendments to the Performance Unit Plan, beginning with the 2016 awards of performance units, WEC Energy Group will increase the number of unvested performance units as of any date that it declares a cash dividend on its common stock by the amount of the short-term dividend equivalents. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend declaration date by (b) the number of shares of WEC Energy Group common stock that represent an amount equal to the cash dividend paid on a share of common stock. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three year performance period, rather than paying out the dividend equivalents annually on unearned performance units.

Short-term dividend equivalents will be treated as additional unvested performance units and will be subject to the same vesting, forfeiture, payment, termination and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents will be treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

LONG-TERM INCENTIVE COMPENSATION

The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective January 1, 2016, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the

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Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2015 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each NEO in 2015, we analyzed the market compensation data included in the Willis Towers Watson survey. For Messrs. Klappa, Keyes and Garvin, and Ms. Martin, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. These target values were presented to and approved by the Compensation Committee. We also calculated a target value of long-term incentive awards for Mr. Leverett using this method. However, because of Mr. Leverett’s role in the Company’s succession plan, we recommended, and the Compensation Committee approved, a higher target value.

For 2015, the Compensation Committee approved a long-term incentive award consisting of performance units, stock options, and restricted stock. Performance units are the largest component of the long-term incentive award. The Compensation Committee continues to believe that the long-term award must be tied to Company performance and stockholder value and that performance units are an effective tool to achieve this goal.

2015 Stock Option Grants. In December 2014, the Compensation Committee approved the grant of stock options to each of our NEOs and established an overall pool of options that were granted to approximately 100 other employees. These option grants were made effective January 2, 2015, the first trading day of 2015. The options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). See “Potential Payments upon Termination or Change in Control” beginning on page P-61 for additional information.

For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. This valuation approach is consistent with the market information we review from Willis Towers Watson. The following table provides the number of options granted to each NEO in 2015.

Executive Officer	Options Granted	Executive Officer	Options Granted
Mr. Klappa	176,010	Ms. Martin	18,920
Mr. Keyes	32,685	Mr. Garvin	14,270
Mr. Leverett	77,955

For financial reporting purposes, the stock options granted in 2015 had a grant date fair value of $4.60 per option for Mr. Klappa and Ms. Martin, and a grant date fair value of $6.18 for Messrs. Keyes, Leverett and Garvin. Mr. Klappa and

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Ms. Martin are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2015 Restricted Stock Awards. In December 2014, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 100 other employees. These grants were also made effective January 2, 2015. The restricted stock vests in three equal annual installments beginning on January 2, 2016. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” beginning on page P-61 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $51.09 per share. This value was based on the volume weighted price of WEC Energy Group’s common stock for the ten trading days beginning on December 8, 2014 and ending on December 19, 2014. The Compensation Committee uses the volume weighted price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily early to mid-December to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2015.

Executive Officer	Restricted Stock Granted
Mr. Klappa	15,363
Mr. Keyes	2,853
Mr. Leverett	6,804
Ms. Martin	1,650
Mr. Garvin	1,245

In addition, on July 31, 2015, the Compensation Committee awarded certain officers, including the NEOs, and other employees of WEC Energy Group shares of restricted stock for the key role each played in closing the acquisition of Integrys, and to provide additional incentive for these key individuals to remain with the Company. The restricted stock vests in three equal installments on January 29, 2016, January 31, 2017 and July 31, 2018. The following table provides the number of shares of restricted stock granted to each NEO:

Executive Officer	Restricted Stock Granted
Mr. Klappa	21,432
Mr. Keyes	6,429
Mr. Leverett	17,145
Ms. Martin	7,287
Mr. Garvin	7,287

2015 Performance Units. In 2015, the Compensation Committee granted performance units to each of our NEOs and approved a pool of performance units that were granted to approximately 100 other employees. With respect to the 2015 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2017, as compared to the total stockholder return of the custom peer group previously described under “Competitive Benchmarking,” again excluding TECO Energy. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

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The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $51.09 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each NEO at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	66,570
Mr. Keyes	12,365
Mr. Leverett	29,485
Ms. Martin	7,155
Mr. Garvin	5,395

2015 Payouts under Previously Granted Long-Term Incentive Awards. In 2013, the Compensation Committee granted performance unit awards to participants in the Performance Unit Plan, including the NEOs. The terms of the performance units granted in 2013 were substantially similar to those of the performance units granted in 2015 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2015 units.

Payouts under the 2013 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2015 against the same group of peer companies used for the 2015 performance unit awards, other than TECO Energy. One of the companies in the peer group is NiSource, Inc. To calculate the total stockholder return of NiSource, we used the stockholder return of NiSource from January 1, 2013 through June 30, 2015, and the combined stockholder return of NiSource and Columbia Pipeline Group from July 1, 2015 to December 31, 2015. On July 1, 2015, NiSource completed its spin-off of its natural gas pipeline and related businesses into Columbia Pipeline Group, and then distributed the shares of Columbia Pipeline to its shareholders. NiSource restructured its balance sheet by reducing debt with the proceeds from debt issued by Columbia Pipeline. Immediately following this restructuring, the combined market capitalization of the two companies was essentially the same as the market capitalization of NiSource prior to the spin-off. Similar to its treatment of significant transactions in the past, the Compensation Committee determined that NiSource’s restructuring should be taken into account when measuring WEC Energy Group’s performance against that of the peer group.

Accounting for these changes, our total stockholder return was at the 65th percentile of the peer group for the three-year performance period ended December 31, 2015, resulting in the performance units vesting at a level of 115.0%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($51.31) on December 31, 2015, the last trading day of the performance period. The actual payout to each NEO is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2015” table.

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COMPENSATION RECOUPMENT POLICY

Accountability is a fundamental value of WEC Energy Group. To reinforce this value through the Company’s executive compensation program, the Compensation Committee adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three year period preceding the date on which WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. The Company may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company. These guidelines provide that each executive officer, including the NEOs, should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 250% to 500% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan; WEC Energy Group stock held in the WEC Energy Group 401(k) plan; performance units at target; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2015. The Compensation Committee determined that all of the NEOs satisfied, or were making appropriate progress to satisfy, these guidelines.

PROHIBITION ON HEDGING AND PLEDGING

The Company’s Corporate Securities Trading Policy prohibits the use of any strategies or products, including derivatives and short-selling techniques, to hedge against potential changes in the value of WEC Energy Group’s common stock. The policy also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

LIMITED TRADING WINDOWS

Officers, including the NEOs, other key employees, and the Company’s directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS

We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental executive retirement plan, and individual letter agreements with some of the NEOs. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2015” and “Retirement Plans.”

OTHER BENEFITS, INCLUDING PERQUISITES

The Company provides its executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes, and monitoring costs related

WEC Energy Group, Inc.	P-49	2016 Proxy Statement

to a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.

We customarily review market data regarding executive perquisite practices on an annual basis. However, in anticipation of our acquisition of Integrys, we decided to hold off on undertaking a thorough review of the Company’s perquisite practices until after we completed the transaction and could look at the combined company’s practices holistically. To that end, the Compensation Committee intends to review WEC Energy Group’s perquisite practices with the Consultant in 2016. In 2015, the Consultant recommended to the Compensation Committee that the Company retain its current package of perquisites. WEC Energy Group has a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of the preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser.

We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane utilized by the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary at the time of death.

TAX GROSS-UP POLICY

The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (i) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (ii) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (iii) plans or policies applicable to Company employees generally.

This policy formalizes WEC Energy Group’s practice since the beginning of 2006 to not include any provisions requiring a gross-up for excise tax in any new executive employment agreement, as well as the Compensation Committee’s policy since July 2011 to eliminate tax gross-ups on perquisites provided by the Company to its officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Klappa, Leverett and Garvin, and Ms. Martin, were receiving gross-ups from the Company prior to July 2011.

SEVERANCE BENEFITS AND CHANGE IN CONTROL

Several years ago, the Compensation Committee determined that it would no longer offer severance and change in control benefits in employment agreements. Therefore, Messrs. Keyes and Garvin, and Ms. Martin, have not entered into an employment agreement that provides for these benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. Prior to that time, each of Messrs. Klappa and Leverett entered into an employment agreement with the Company which includes severance and change in control provisions. For a discussion of the severance and change in control benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control.”

In addition, our supplemental pension plan provides that in the event of a change in control, each NEO will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION

The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

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SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

With respect to 2015 compensation for the NEOs, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). The remaining components of the 2015 compensation program do not qualify for tax deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair Thomas J. Fischer Ulice Payne, Jr.

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EXECUTIVE COMPENSATION TABLES

The following table summarizes total compensation awarded to, earned by, or paid to WEC Energy Group’s Chief Executive Officer, Chief Financial Officer, and each of WEC Energy Group’s other three most highly compensated executive officers as of December 31, 2015 (the “NEOs”).

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
Name and					Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus		Awards (2)	Awards (3)	Compensation (4)	Earnings (5)	Compensation (6)(7)	Total
		($)	($)		($)	($)	($)	($)	($)	($)

Gale E. Klappa
Chairman of the Board and	2015	1,324,739	--		5,388,193	809,646	3,454,116	2,573,492	276,582	13,826,768
Chief Executive Officer	2014	1,283,040	--		3,969,744	1,061,898	3,289,058	2,647,425	246,641	12,497,806
	2013	1,243,256	--		3,727,719	1,443,747	3,097,587	29,170	229,347	9,770,826

J. Patrick Keyes
Executive Vice President	2015	531,002	--		1,121,231	201,993	911,839	90,080	71,410	2,927,555
and Chief Financial Officer	2014	515,536	--		752,317	287,248	846,957	105,365	70,153	2,577,576
	2013	500,520	--		740,397	380,107	798,334	55,712	48,771	2,523,841

Allen L. Leverett
President	2015	799,155	--		2,762,955	481,762	1,680,500	925,639	132,014	6,782,025
	2014	774,000	--		1,759,152	671,616	1,598,927	1,578,300	125,250	6,507,245
	2013	705,139	--		1,533,874	787,466	1,446,375	11,124	103,074	4,587,052

Susan H. Martin
Executive Vice President,	2015	475,000	--		824,278	87,032	741,831	86,748	58,343	2,273,232
General Counsel and	2014	430,499	--		429,204	114,795	649,371	79,808	110,671	1,814,348
Corporate Secretary	2013	417,960	--		431,052	166,965	621,419	72,942	87,549	1,797,887

Robert M. Garvin
Executive Vice President -	2015	404,000	--		709,707	88,189	539,575	60,584	62,499	1,864,554
External Affairs	2014	386,548	30,000	(1)	323,646	123,572	505,437	72,709	61,126	1,503,038
	2013	374,562	20,000	(1)	263,531	135,301	479,221	50,059	62,456	1,385,130

(1)	Constitutes discretionary bonuses paid to Mr. Garvin for exceptional work on legislative and regulatory matters during 2014 and 2013.

(2)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and restricted stock awarded to each NEO in the respective year for which such amounts are reported. The 2015 award of restricted stock is higher than the awards in prior years as it consists of the normally scheduled January 2015 award and a special award granted on July 31, 2015 to certain officers and other employees for the key role each played in closing the acquisition of Integrys Energy Group. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, is $6,162,162, $1,144,595, $2,729,329, $499,382 and $662,298, respectively, for the 2015 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, is $5,644,425, $1,069,727, $2,501,294, $460,218 and $610,247, respectively, for the 2014 awards. See “Option Exercises and Stock Vested For Fiscal Year 2015” for the amount of the actual payout with respect to the 2013 award of performance units.

(3)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(q) -- Stock-Based Compensation, in the Notes to Consolidated

WEC Energy Group, Inc.	P-52	2016 Proxy Statement

Financial Statements in our 2015 Annual Report on Form 10-K for a description of these assumptions. For 2015, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(q), except that the expected life of the options is 4.2 years for Mr. Klappa and Ms. Martin, and 7.8 years for Messrs. Keyes, Leverett and Garvin, and the expected forfeiture rate is 0%. The change in the expected life of the options as set forth in Note 1(q) resulted from the fact that Mr. Klappa and Ms. Martin were “retirement eligible” as of December 31, 2015, and Messrs. Keyes, Leverett and Garvin were not, whereas the assumption described in Note 1(q) is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note 1(q), is due to the assumption that the NEOs will not forfeit any of their stock options.

(4)	Consists of the annual incentive compensation and short-term dividend equivalents earned under WEC Energy Group’s STPP. The amounts earned for each award for 2015 are shown below.

	Annual Incentive	Short-Term Dividend
Name	Award ($)	Equivalents ($)	Total ($)
Gale E. Klappa	3,060,147	393,969	3,454,116
J. Patrick Keyes	836,329	75,510	911,839
Allen L. Leverett	1,510,404	170,096	1,680,500
Susan H. Martin	698,250	43,581	741,831
Robert M. Garvin	509,040	30,535	539,575

(5)	The amounts reported for 2015, 2014 and 2013 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2014 to December 31, 2015, December 31, 2013 to December 31, 2014 and December 31, 2012 to December 31, 2013, respectively. For 2015 and 2013, the amounts reported also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code.

	Change in Pension	Non-Qualified Deferred
Name	Value ($)	Compensation Earnings ($)	Total ($)
Gale E. Klappa	2,566,655	6,837	2,573,492
J. Patrick Keyes	90,016	64	90,080
Allen L. Leverett	923,435	2,204	925,639
Susan H. Martin	86,554	194	86,748
Robert M. Garvin	60,535	49	60,584

For 2015, 2014 and 2013, the applicable discount rate used to value pension plan liabilities moved from 4.15% to 4.45%, 5.00% to 4.15% and 4.10% to 5.00%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.

The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Klappa and Leverett are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.

(6)	During 2015, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Garvin received reimbursement for club dues; Messrs. Klappa, Keyes and Leverett were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for monitoring costs related to a home security system. In addition, the NEOs were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2015, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 7 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(7)	For Mr. Klappa, the amount reported in All Other Compensation for 2015 includes $20,516 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, for 2015 also consists of:

•	Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $10,600 for Mr. Klappa, $10,325 for Mr. Keyes, Leverett and Garvin, and $6,669 for Ms. Martin;
•	“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $158,434, $42,660, $78,801, $24,892 and $33,425, respectively; and
•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $44,192, $20,436, $9,561 for Messrs. Klappa, Leverett and Garvin, respectively.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2015

The following table shows additional data regarding incentive plan awards to the NEOs in 2015.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts			Estimated Future Payouts
			Under Non-Equity			Under Equity			All Other
			Incentive Plan Awards (2)			Incentive Plan Awards (3)			Stock	All Other Option Awards (5)			Grant
									Awards:				Date Fair
									Number	Number of			Value of
									of Shares	Securities	Exercise	Closing	Stock and
	Grant	Action							of Stock	Underlying	or Base	Market	Option
Name	Date	Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (4)	Options	Price (6)	Price	Awards
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)

Gale E.	1/15/15	--	364,303	1,457,213	3,060,147	--	--	--	--	--	--	--	--
Klappa	1/15/15	--	--	393,969	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	16,643	66,570	116,498	--	--	--	--	3,521,220
	1/02/15	12/4/14	--	--	--	--	--	--	15,363	--	--	--	812,626
	1/02/15	12/4/14	--	--	--	--	--	--	--	176,010	52.895	53.19	809,646
	7/31/15	--	--	--	--	--	--	--	21,432	--	--	--	1,054,347

J. Patrick	1/15/15	--	99,563	398,252	836,329	--	--	--	--	--	--	--	--
Keyes	1/15/15	--	--	75,510	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	3,091	12,365	21,639	--	--	--	--	654,047
	1/02/15	12/4/14	--	--	--	--	--	--	2,853	--	--	--	150,909
	1/02/15	12/4/14	--	--	--	--	--	--	--	32,685	52.895	53.19	201,993
	7/31/15	--	--	--	--	--	--	--	6,429	--	--	--	316,275

Allen L.	1/15/15	--	179,810	719,240	1,510,240	--	--	--	--	--	--	--	--
Leverett	1/15/15	--	--	170,096	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	7,371	29,485	51,599	--	--	--	--	1,559,609
	1/02/15	12/4/14	--	--	--	--	--	--	6,804	--	--	--	359,898
	1/02/15	12/4/14	--	--	--	--	--	--	--	77,955	52.895	53.19	481,762
	7/31/15	--	--	--	--	--	--	--	17,145	--	--	--	843,448

Susan H.	1/15/15	--	83,125	332,500	698,250	--	--	--	--	--	--	--	--
Martin	1/15/15	--	--	43,581	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	1,789	7,155	12,521	--	--	--	--	378,464
	1/02/15	12/4/14	--	--	--	--	--	--	1,650	--	--	--	87,277
	1/02/15	12/4/14	--	--	--	--	--	--	--	18,920	52.895	53.19	87,032
	7/31/15	--	--	--	--	--	--	--	7,287	--	--	--	358,484

Robert M.	1/15/15	--	60,600	242,400	509,040	--	--	--	--	--	--	--	--
Garvin	1/15/15	--	--	30,535	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	1,349	5,395	9,441	--	--	--	--	285,369
	1/02/15	12/4/14	--	--	--	--	--	--	1,245	--	--	--	65,854
	1/02/15	12/4/14	--	--	--	--	--	--	--	14,270	52.895	53.19	88,189
	7/31/15	--	--	--	--	--	--	--	7,287	--	--	--	358,484

(1)	On December 4, 2014, the Compensation Committee awarded the 2015 option, restricted stock, and performance unit grants effective the first trading day of 2015 (January 2, 2015). On July 31, 2015, the Compensation Committee awarded shares of restricted stock to certain officers, including the NEO’s, and other employees for the key role each played in closing the acquisition of Integrys Energy Group.

(2)	Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the STPP and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)	Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)	Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.

(6)	The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant, January 2, 2015. Fair market value is the average of the high and low prices of WEC Energy Group common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options:	Options:	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	Options	Price	Date	Vested (2)	Vested	Vested (3)	Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Gale E.	551,960	--	--	21.1075	1/02/19	--	--	--	--
Klappa	131,060	--	--	24.92	1/04/20	--	--	--	--
	122,610	--	--	29.3475	1/03/21	--	--	--	--
	255,280	--	--	34.875	1/03/22	--	--	--	--
	--	479,650	--	37.46	1/02/23	--	--	--	--
	--	302,535	--	41.025	1/02/24	--	--	--	--
	--	176,010	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	55,110	2,827,694	--	--
	--	--	--	--	--	--	--	137,585	7,059,486
	--	--	--	--	--	--	--	116,498	5,977,512

J. Patrick	10,460	--	--	34.875	1/03/22	--	--	--	--
Keyes	--	95,265	--	37.46	1/02/23	--	--	--	--
	--	57,335	--	41.025	1/02/24	--	--	--	--
	--	32,685	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	12,809	657,230	--	--
	--	--	--	--	--	--	--	26,075	1,337,908
	--	--	--	--	--	--	--	21,639	1,110,297

Allen L.	106,000	--	--	21.1075	1/02/19	--	--	--	--
Leverett	68,210	--	--	24.92	1/04/20	--	--	--	--
	56,540	--	--	29.3475	1/03/21	--	--	--	--
	112,250	--	--	34.875	1/03/22	--	--	--	--
	--	197,360	--	37.46	1/02/23	--	--	--	--
	--	134,055	--	41.025	1/02/24	--	--	--	--
	--	77,955	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	31,868	1,635,147	--	--
	--	--	--	--	--	--	--	60,970	3,128,371
	--	--	--	--	--	--	--	51,599	2,647,545

Susan H.	3,690	--	--	24.92	1/04/20	--	--	--	--
Martin	3,390	--	--	29.3475	1/03/21	--	--	--	--
	6,530	--	--	34.875	1/03/22	--	--	--	--
	--	55,470	--	37.46	1/02/23	--	--	--	--
	--	32,705	--	41.025	1/02/24	--	--	--	--
	--	18,920	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	10,964	562,563	--	--
	--	--	--	--	--	--	--	14,875	763,236
	--	--	--	--	--	--	--	12,521	642,453

Robert M.	19,225	--	--	34.875	1/03/22	--	--	--	--
Garvin	--	33,910	--	37.46	1/02/23	--	--	--	--
	--	24,665	--	41.025	1/02/24	--	--	--	--
	--	14,270	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	9,958	510,945	--	--
	--	--	--	--	--	--	--	11,218	575,596
	--	--	--	--	--	--	--	9,441	484,418

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

(2)	Effective January 2, 2013, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,657, 3,705, 7,677, 1,320 and 2,157 shares, respectively, which began vesting in three equal annual installments on January 2,

WEC Energy Group, Inc.	P-55	2016 Proxy Statement

2014. Effective January 2, 2014, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,144, 3,438, 8,040, 1,479 and 1,962 shares, respectively, which began vesting in three equal annual installments on January 2, 2015. Effective January 2, 2015, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 15,363, 2,853, 6,804, 1,245 and 1,650 shares, respectively, which began vesting in three equal annual installments on January 2, 2016. On July 31, 2015, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 21,432, 6,429, 17,145, 7,287 and 7,287 shares, respectively, for the key role each played in closing the acquisition of Integrys Energy Group. These shares vest in three equal installments on January 29, 2016, January 31, 2017, and July 31, 2018. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death, or disability or by action of the Compensation Committee.

(3)	The number of performance units reported were awarded in 2014 (first line) and 2015 (second line) and vest at the end of the three-year performance period ending December 31, 2016 and December 31, 2017, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount for 2014 and for 2015.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2015

This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested and (3) performance units that vested in 2015.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)	Acquired on Vesting (2)	on Vesting (3)(4)
	(#)	($)	(#)	($)
Gale E. Klappa	471,790	12,325,368	18,998	1,004,866
	--	--	92,983	4,770,971

J. Patrick Keyes	--	--	2,657	140,541
	--	--	18,469	947,644

Allen L. Leverett	379,683	10,432,323	8,199	433,671
	--	--	38,261	1,963,146

Susan H. Martin	6,530	191,938	1,545	81,722
	--	--	10,753	551,711

Robert M. Garvin	--	--	1,440	76,166
	--	--	6,572	337,222

(1)	Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.

(2)	Reflects the number of shares of restricted stock that vested in 2015 (first line) and the number of performance units that vested as of December 31, 2015, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)	Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC Energy Group common stock on December 31, 2015.

WEC Energy Group, Inc.	P-56	2016 Proxy Statement

PENSION BENEFITS AT FISCAL YEAR-END 2015

The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2015 under WEC Energy Group’s three different retirement plans discussed below.

(a)	(b)	(c)	(d)	(e)
			Present Value
		Number of Years	of Accumulated	Payments During
Name	Plan Name	Credited Service (1)	Benefit (2)(3)	Last Fiscal Year
		(#)	($)	($)
Gale E. Klappa	WEC Energy Group Plan	12.67	264,808	--
	SERP	12.67	3,143,742	--
	Individual Letter Agreement	38.33	24,240,645	--
J. Patrick Keyes	WEC Energy Group Plan	4.67	84,441	--
	SERP	4.67	199,161	--
	Individual Letter Agreement	4.67	131,650	--
Allen L. Leverett	WEC Energy Group Plan	12.50	254,238	--
	SERP	12.50	1,547,319	--
	Individual Letter Agreement	27.00	4,117,808	--
Susan H. Martin	WEC Energy Group Plan	15.75	238,359	--
	SERP	15.75	267,969	--
	Individual Letter Agreement	--	--	--
Robert M. Garvin	WEC Energy Group Plan	4.67	89,595	--
	SERP	4.67	149,562	--
	Individual Letter Agreement	4.67	65,826	--

(1)	Years of service are computed as of December 31, 2015, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa and Leverett have been credited with 25.66 and 14.5 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (“ILA”s). The increase in the aggregate amount of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $20,914,040 and $3,508,667, respectively.

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:

–	For Mr. Klappa, age 65.33.
–	For Mr. Keyes, age 55.58.
–	For Mr. Leverett, age 65.
–	For Ms. Martin, age 63.67.
–	For Mr. Garvin, age 54.75.
•	Discount rate of 4.45%.
•	Cash balance interest crediting rate of 5.0%.
•	Form of payment:
–	Messrs. Klappa and Leverett: WEC Energy Group Plan and SERP - Lump sum; ILA - Life annuity.
–	Messrs. Keyes and Garvin, and Ms. Martin: WEC Energy Group Plan, SERP and ILA - Lump sum.
•	Mortality Table, for Messrs. Klappa’s and Leverett’s life annuity – RP2014/Male/White Collar with modified MP2014 projection.

(3)	WEC Energy Group’s pension benefit obligations to Messrs. Klappa and Leverett will be partially offset by pension benefits Messrs. Klappa and Leverett are entitled to receive from their former employers. The amounts reported for Messrs. Klappa and Leverett represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of the plans is $32,716,733 and $6,421,470 respectively, $5,067,538 and $502,105 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s or Mr. Leverett’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.

RETIREMENT PLANS

WEC Energy Group maintains three different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); and ILAs. The compensation currently considered for purposes of the retirement plans (other than the WEC Energy Group Plan) for Messrs. Klappa and Leverett is $3,986,708 and $2,021,286, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Keyes and Garvin, and Ms. Martin, the compensation considered for purposes of the retirement plans (other than the WEC Energy Group Plan) is $1,323,639, $879,454 and $1,092,765, respectively. These

WEC Energy Group, Inc.	P-57	2016 Proxy Statement

amounts represent their 2015 base salary, plus their 2014 STPP award paid in 2015. As of December 31, 2015, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, currently have or are considered to have 38.33, 4.67, 27.00, 4.67 and 15.75 credited years of service, respectively, under the various supplemental plans described below. Messrs. Keyes and Garvin, and Ms. Martin, were not granted additional years of credited service.

The WEC Energy Group Plan

Most regular full-time and part-time employees, including the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.

Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.

Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For Messrs. Klappa and Leverett, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Keyes and Garvin, and Ms. Martin, do not participate in the grandfathered formula. Although all of the NEOs participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s and Leverett’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60.These benefits are payable under the ILAs, not the WEC Energy Group Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. Mr. Leverett would receive the cash balance in his account if he was to terminate employment prior to attaining the age of 60.

Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $265,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Energy Group Plan.

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Supplemental Executive Retirement Plans and Individual Letter Agreements

Designated officers of WEC Energy Group and Wisconsin Electric Power Company, including all of the NEOs, participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP.

WEC Energy Group entered into agreements with Messrs. Klappa and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Energy Group Plan at age 27 for Mr. Klappa and on January 1, 1989 for Mr. Leverett. The retirement benefits payable to Messrs. Klappa and Leverett will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s and Leverett’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Energy Group Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s and Leverett’s prior employers.

WEC Energy Group entered into an agreement with Mr. Keyes when he was hired as Vice President and Treasurer that provides for a supplemental pension benefit account, which was credited with $100,000. This account will be credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Keyes attaining age 60 or completion of 10 years of service.

Mr. Garvin’s agreement also provides for a supplemental pension benefit account, which was credited with $50,000. This account will be credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.

The purpose of these agreements was to ensure that Messrs. Klappa, Keyes, Leverett and Garvin did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Effective January 1, 2015, all newly hired management employees, including executive officers, will receive a 6% contribution annually from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. In connection with this new plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan. The NEOs do not participate in these plans as they are grandfathered under the WEC Energy Group Plan.

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NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2015

The following table reflects activity by the NEOs during 2015 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant		Aggregate	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals /	Balance at Last
Name	Last Fiscal Year (1)	Last Fiscal Year (1)	In Last Fiscal Year	Distributions	Fiscal Year-End (2)
	($)	($)	($)	($)	($)
Gale E. Klappa	602,528	158,434	236,460	--	7,833,550
J. Patrick Keyes	751,809	42,660	18,095	--	1,750,231
Allen L. Leverett	155,903	78,801	94,617	--	3,960,006
Susan H. Martin	299,277	33,425	12,830	--	1,418,880
Robert M. Garvin	61,562	24,892	1,855	--	319,750

(1)	All of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement.

(2)	$5,666,609, $826,051, $2,418,916, $202,452 and $240,824 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, respectively.

Executive Deferred Compensation Plan

WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate, the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”) and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2015, are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains, vested restricted stock and short-term dividend equivalents may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

Participants may elect to participate in the Company’s stock measurement fund and/or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.

The annual rate of return for the calendar year ended December 31, 2015 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 0.79% and 3.25%, respectively.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout

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date delays the initial payment five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2015, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2015.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2015 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2015, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2015.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability

In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;
•	401(k) plan and EDCP account balances;
•	the WEC Energy Group Plan cash balance;

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•	in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and
•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement

In the event of the retirement of a NEO, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;
•	full vesting in all outstanding stock options and a prorated amount of performance units;
•	full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs; and
•	401(k) plan and EDCP account balances.

NEOs are also entitled to the value of unused vacation days, if any.

Payments Made Under Employment Agreements Upon a Change in Control or Involuntary Termination

WEC Energy Group has entered into written employment agreements with Messrs. Klappa and Leverett, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death, or disability;
•	by Mr. Klappa for good reason in anticipation of or following a change in control;
•	by Mr. Klappa within six months after completing one year of service following a change in control; or
•	in the absence of a change in control, by the Company for any reason other than cause, death, or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;
•	three years continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;
•	a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination, and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;
•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the EDCP;
•	full vesting in all outstanding stock options, restricted stock, and other equity awards;
•	401(k) plan and EDCP account balances;
•	certain financial planning services and other benefits; and
•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s agreement is substantially similar to Mr. Klappa’s, except that if his employment is terminated by the Company for any reason other than cause, death or disability or by him for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of his highest annual base salary in effect for the three years preceding his termination and highest bonus amount;
•	health and certain other welfare benefits are provided for a two-year period;

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•	the special retirement plan lump sum is calculated as if his employment continued for a two-year period following termination of employment; and
•	the payment for 401(k) plan and EDCP match is equal to two years of Company match.

Mr. Leverett’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and ILAs, retirement benefits are paid to the NEOs upon termination of employment within 18 months of a change in control. Participants in the SERP, including the NEOs, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Generally, pursuant to Messrs. Klappa’s and Leverett’s agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC Energy Group common stock that constitutes more than 50% of the total fair market value or total voting power of WEC Energy Group;
(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC Energy Group common stock that constitutes 30% or more of the total voting power of WEC Energy Group;
(3)	if a majority of the members of WEC Energy Group’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC Energy Group’s Board before the date of appointment or election; or
(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC Energy Group that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC Energy Group immediately before such acquisition or acquisitions, unless the assets are transferred to:
•	an entity that is controlled by the stockholders of the transferring corporation;
•	a stockholder of WEC Energy Group in exchange for or with respect to its stock;
•	an entity of which WEC Energy Group owns, directly or indirectly, 50% or more of its total value or voting power; or
•	a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC Energy Group.

Generally, pursuant to Messrs. Klappa’s and Leverett’s ILAs, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities;
(2)	a material reduction in the executive’s base compensation;
(3)	a material change in the geographic location at which the executive must perform services; or
(4)	a material breach of the agreement by the Company.

Payments under the Severance Pay Plan

Messrs. Keyes and Garvin, and Ms. Martin, have not entered into any agreement that provides for severance benefits upon a change in control or otherwise. All three officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of (i) 4% of the participant’s annual base salary and target bonus, plus (ii) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company

The following tables show the potential payments upon termination or a change in control of the Company for:

Gale E. Klappa

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	12,653,982	12,653,982	--	--
Additional Pension Credited Service	--	--	--	3,413,462	3,413,462	--	--
Additional 401(k) and EDCP Match	--	--	--	506,159	506,159	--	--
Long-Term Incentive Compensation:
Performance Units	3,827,880	3,827,880	--	7,449,699	7,449,699	7,449,699	7,449,699
Restricted Stock	--	--	--	2,827,694	2,827,694	2,827,694	2,827,694
Options	9,753,212	9,753,212	--	9,753,212	9,753,212	9,753,212	9,753,212
Benefits & Perquisites:
Retirement Plans	27,649,195	27,649,195	27,649,195	22,410,129	22,410,129	27,649,195	13,910,407
Health and Welfare Benefits	--	--	--	61,754	61,754	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	54,000	54,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	3,974,217
Total	41,230,287	41,230,287	27,649,195	59,160,091	59,160,091	47,679,800	37,915,229

J. Patrick Keyes

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	183,531	183,531	--	--
Additional Pension Credited Service	--	--	--	--	--	--	--
Additional 401(k) and EDCP Match	--	--	--	--	--	--	--
Long-Term Incentive Compensation:
Performance Units	--	721,162	--	--	1,398,967	1,398,967	1,398,967
Restricted Stock	--	--	--	--	657,230	657,230	657,230
Options	--	1,856,855	--	--	1,856,855	1,856,855	1,856,855
Benefits & Perquisites:
Retirement Plans	84,441	415,252	84,441	415,252	415,252	415,252	403,790
Health and Welfare Benefits	--	--	--	10,292	10,292	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	--	--	--	--
Outplacement	--	--	--	--	--	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,593,006
Total	84,441	2,993,269	84,441	609,075	4,522,127	4,328,304	5,909,848

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Allen L. Leverett

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	4,454,370	6,681,555	--	--
Additional Pension Credited Service	--	--	--	2,053,049	2,506,449	--	--
Additional 401(k) and EDCP Match	--	--	--	178,175	267,262	--	--
Long-Term Incentive Compensation:
Performance Units	--	1,696,052	--	3,300,516	3,300,516	3,300,516	3,300,516
Restricted Stock	--	--	--	1,635,147	1,635,147	1,635,147	1,635,147
Options	--	4,111,521	--	4,111,521	4,111,521	4,111,521	4,111,521
Benefits & Perquisites:
Retirement Plans	254,238	5,919,365	254,238	5,461,878	5,469,459	5,919,365	3,387,979
Health and Welfare Benefits	--	--	--	41,169	61,754	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	54,000	54,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	2,397,465
Total	254,238	11,726,938	254,238	21,319,825	24,117,663	14,966,549	14,832,628

Susan H. Martin

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	512,863	512,863	--	--
Additional Pension Credited Service	--	--	--	--	--	--	--
Additional 401(k) and EDCP Match	--	--	--	--	--	--	--
Long-Term Incentive Compensation:
Performance Units	413,148	413,148	--	413,148	803,258	803,258	803,258
Restricted Stock	--	--	--	--	562,563	562,563	562,563
Options	1,104,467	1,104,467	--	1,104,467	1,104,467	1,104,467	1,104,467
Benefits & Perquisites:
Retirement Plans	506,328	506,328	506,328	506,328	506,328	506,328	506,328
Health and Welfare Benefits	--	--	--	10,292	10,292	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	--	--	--	--
Outplacement	--	--	--	--	--	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,500,000
Total	2,023,943	2,023,943	506,328	2,547,098	3,499,771	2,976,616	4,476,616

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Robert M. Garvin

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	127,186	127,186	--	--
Additional Pension
Credited Service	--	--	--	--	--	--	--
Additional 401(k) and EDCP Match	--	--	--	--	--	--	--

Long-Term Incentive Compensation:
Performance Units	--	311,503	--	--	605,715	605,715	605,715
Restricted Stock	--	--	--	--	510,945	510,945	510,945
Options	--	723,210	--	--	723,210	723,210	723,210
Benefits & Perquisites:
Retirement Plans	89,595	304,983	89,595	304,983	304,983	304,983	296,559
Health and Welfare Benefits	--	--	--	10,292	10,292	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	--	--	--	--
Outplacement	--	--	--	--	--	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,212,000
Total	89,595	1,339,696	89,595	442,461	2,282,331	2,144,853	3,348,429

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RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2015 compensation of WEC Energy Group’s NEOs, the Compensation Committee analyzed whether WEC Energy Group’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC Energy Group’s compensation program that could incentivize risk-taking by its employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC Energy Group’s compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 500% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC Energy Group, Inc.	P-67	2016 Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company seeks your advisory vote on the approval of the compensation paid to its NEOs as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis on pages P-37 through P-51 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•	offer a competitive, performance-based plan;
•	enable the Company to attract and retain key individuals;
•	reward achievement of the Company’s short-term and long-term goals; and
•	align with the interest of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to its NEOs in 2015 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the NEOs with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC Energy Group’s compensation philosophy and programs, as well as the 2015 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2016 Annual Meeting.”

The Board of Directors recommends that you vote “FOR”
the advisory vote on Executive Compensation.

WEC Energy Group, Inc.	P-68	2016 Proxy Statement

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

The Company has been advised that a stockholder proposes to submit the following resolution at the Meeting. The name, address, and beneficial ownership of such stockholder will be provided promptly upon oral or written request to the Corporate Secretary. In accordance with SEC rules, the proposal and supporting statement submitted by the stockholder are presented below and are quoted verbatim. The WEC Energy Group Board of Directors and management disclaim any responsibility for their content. For the reasons set forth in The Board’s Response, which immediately follows the proposal and supporting statement, our Board of Directors recommends that stockholders vote AGAINST this proposal.

STOCKHOLDER PROPOSAL

“RESOLVED: Shareholders of WEC Energy Group, Inc. Corporation (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.”

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v20 l 4.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

The proposed terms enjoy strong support. Through October 2015, votes on more than 100 similar proposals averaged 55% and at least 60 companies enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

WEC Energy Group, Inc.	P-69	2016 Proxy Statement

THE BOARD’S RESPONSE

Proxy access is a procedure required to facilitate company-financed proxy contests in director elections consisting of the Board’s nominees as well as one or more candidates nominated by stockholders meeting certain eligibility requirements. The Board of Directors continually evaluates the Company’s corporate governance measures and believes that proxy access should not be implemented in the absence of a compelling rationale.

The proponent’s proxy access proposal does not seek to remedy any specific corporate governance or performance deficiency at the Company. In fact, the Company was targeted with this proposal solely because its business – providing electricity and natural gas to 4.4 million customers – involves the consumption of fossil fuels. This underlying rationale illustrates the Board of Directors’ concern about the potential misuse of proxy access by single purpose, special interest groups (or other stockholders) focused on political, personal, or other issues that are not consistent with the best long-term interests of the Company.

WEC Energy Group values its relationships with its stockholders and is actively engaged in ongoing and constructive dialogue with its stockholders regarding corporate governance and other matters – dialogue that has led to thoughtful and informed Board decisions on a range of issues.

WEC Energy Group fully supports the right of stockholders to nominate individuals to the Board. However, the Board of Directors has carefully considered this specific proxy access stockholder proposal and recommends that stockholders vote AGAINST it for the reasons set forth below.

The proponent’s proposal would permit any combination of stockholders beneficially owning 3% of the shares of the Company for three years to nominate candidates representing up to 25% of the Board of Directors. Given these eligibility thresholds, this version of proxy access could easily allow special interest groups with political and other agendas to submit nominations that potentially expose the Company to significant disruption and distraction and undermine the Board’s responsibility to serve all stockholders.

The Board believes that:

•	The proposal ignores the effective voice stockholders already have at our Company;
•	The proposal introduces an unnecessary special interest dynamic into the Board election process;
•	The proposal fails to limit how many stockholders can combine to satisfy the required stock ownership threshold;
•	The ability to nominate and replace 25% of the Board of Directors is a high percentage relative to the required stock ownership threshold; and
•	The proposal’s purpose is unnecessary given the strong corporate governance practices in place that serve the interests of all stockholders.

In short, the proposal advances a solution for a problem that does not exist at WEC Energy Group and does so at the risk of considerable harm to the Company and its stockholders.

WEC Energy Group’s Strong Performance and Sound Governance Policies and Practices

Our strong performance and portfolio of corporate governance best practices demonstrate that the proxy access proposal is not necessary at WEC Energy Group and could be contrary to our stockholders’ best interests.

As mentioned above, the proxy access proposal is unrelated to any perceived performance deficiencies and ignores WEC Energy Group’s outstanding financial and operating performance.

Financial Performance. WEC Energy Group had another exceptional year in 2015 delivering solid earnings growth, generating strong cash flow and increasing the dividend for the 12th consecutive year, resulting once again in industry-leading total stockholder returns (“TSR”) that significantly outperformed the Company’s custom peer index group and the S&P 500 index for the past five years.

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Operating Performance. WEC Energy Group also achieved milestones during 2015 in customer satisfaction, employee safety, and diversity.

The proxy access proposal advances a solution to a corporate governance problem that does not exist at our Company, as WEC Energy Group’s sound policies and practices are highly rated and responsive.

Corporate Governance Policies and Practices. Stockholders evaluating the proxy access proposal should consider it in the context of WEC Energy Group’s overall corporate governance policies and practices. The Board believes that its implementation of numerous corporate governance and executive compensation measures demonstrates its responsiveness and accountability to our stockholders and provides stockholders with robust and effective procedures to communicate with and influence the Board. For example:

•	Our directors are elected annually by a majority vote standard in uncontested elections;

•	Management proactively engages with stockholders on corporate governance and compensation issues (see page P-17);

•	Due to robust director independence standards, all of our directors are independent, other than Gale E. Klappa, the Company’s current Chief Executive Officer, and Allen L. Leverett, President of WEC Energy Group, who has been appointed by the Board to become the Chief Executive Officer effective May 1, 2016, and all members of our Audit and Oversight, Compensation, Finance, and Corporate Governance committees are independent;

•	We have an independent presiding director of the Board with defined duties (see page P-17);

•	Our independent, non-management directors meet in executive session at every regularly scheduled Board meeting without management present;

•	We have an annual advisory vote on executive compensation; and

•	Our stockholders are able to:

•	Communicate with any director, any Board committee, or the full Board (as discussed under “Communications with the Board” on page P-22). At its regular meetings, our Corporate Governance Committee reviews correspondence from stockholders relating to the business of the Board and the Company;

•	Propose director nominees to the Corporate Governance Committee, which, in turn, evaluates and considers such nominees at its regular meetings in the same manner as it would any nominee recommended by a Board member, management, search firm, or other source (as discussed under “Stockholder Nominees and Proposals” on page P-21);

•	Submit proposals for consideration at an annual meeting and for inclusion in WEC Energy Group’s proxy statement for that meeting;

•	Submit proposals, including nominations of director candidates, directly at an annual meeting; and

•	Call a special stockholders’ meeting.

The proponent’s proxy access proposal would bypass our independent Corporate Governance Committee’s process for identifying, evaluating, and recommending independent director nominees who would best serve our stockholders’ long-term interests.

An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills, and perspectives.

WEC Energy Group’s Corporate Governance Committee and our Board of Directors are well positioned to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and that represents the best interests of all stockholders. The Corporate Governance Committee, which is comprised entirely of independent, non-employee directors, has developed Board Composition, Leadership, Succession Planning and Performance Evaluation standards for identifying and recommending director candidates for election by our stockholders, which are described in WEC Energy Group’s Corporate Governance Guidelines and are discussed under “Director Nominees” on page P-23. These standards are thoughtfully designed to identify and nominate director candidates who possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board and its committees.

WEC Energy Group, Inc.	P-71	2016 Proxy Statement

Through this process, our Corporate Governance Committee and Board achieve the optimal balance of independent directors that best serves all of our stockholders.

Stockholders already have a clear voice in this process through their ability to nominate potential directors for consideration by the Corporate Governance Committee. The proponent’s proxy access proposal, however, would enable any holder or group of holders of as little as 3% of our outstanding shares to bypass the Corporate Governance Committee’s process by placing directly into nomination candidates who may fail to represent the interests of stockholders as a whole, fail to meet the independence or other qualifications established by the Committee, or fail to contribute to the desired mix of perspectives among directors that is necessary for an effective board. In contrast, our Corporate Governance Committee has a fiduciary duty to act in good faith for the best interests of the Company and all of its stockholders.

The proponent’s proxy access proposal could negatively affect the Company’s corporate governance.

•	Leading to continually contested elections. Our existing system helps ensure that a stockholder is serious about its intention to nominate directors. Currently, stockholders seeking to nominate director candidates must, like the Company, bear the costs of soliciting votes for their proposed nominees. Proxy access would shift this cost to the Company at no risk to the nominator and could make these types of elections routine.

•	Increasing the influence of special interests and fragmenting the board of directors. If the proponent’s proxy access proposal were implemented, a small minority of stockholders could nominate director candidates to further a special interest agenda that may not be in the best interests of the Company and its long-term stockholders. Opposing such candidates in a contested election would be time-consuming and costly for the Company. Even if special interest directors were not elected, these stockholders could still attempt to use proxy access to extract concessions from the Company related to their special interests. In addition, the election of directors nominated by a small percentage of stockholders with special interests could create factions on the Board. A politicized Board cannot be effective in serving the best interests of all our stockholders.

* * * *

WEC Energy Group’s strong financial and operating performance, as well as its sound corporate governance policies and practices, make clear that the proponent’s proxy access proposal does not seek to address or remedy any deficiencies at the Company. The Board strongly believes that the current corporate governance measures employed by the Company for the nomination and election of directors have led to a Board that is independent, responsive to stockholder input, and that promotes a strategy of long-term value creation. Disruption of the Board’s functioning could adversely affect our long-term strategy and put stockholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary and is not in the best interests of our stockholders.

For these reasons, the Board of Directors unanimously recommends that you vote “AGAINST” this advisory vote on Proxy Access.

WEC Energy Group, Inc.	P-72	2016 Proxy Statement

WEC ENERGY GROUP COMMON STOCK OWNERSHIP

Beneficial Ownership. The following table lists the beneficial ownership of WEC Energy Group common stock of each director nominee, NEO, and of all of the directors and executive officers as a group as of February 29, 2016. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of February 29, 2016. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan, WEC Energy Group’s 401(k) plan, and the Integrys Energy Group Employee Stock Ownership Plan. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned (1)
			Option Shares
			Exercisable Within
Name	Shares Owned (2) (3) (4)		60 Days	Total
John F. Bergstrom	18,284		--	18,284
Barbara L. Bowles	23,237		--	23,237
William J. Brodsky	36,464		--	36,464
Albert J. Budney, Jr.	6,628		--	6,628
Patricia W. Chadwick	26,332		--	26,332
Curt S. Culver	6,766		--	6,766
Thomas J. Fischer	37,106		--	37,106
Robert M. Garvin	10,064		53,135	63,199
Paul W. Jones	4,936		--	4,936
J. Patrick Keyes	19,986		105,725	125,711
Gale E. Klappa	172,586		1,201,335	1,373,921
Henry W. Knueppel	11,608		--	11,608
Allen L. Leverett	71,113		434,360	505,473
Susan H. Martin	19,177		65,390	84,567
Ulice Payne, Jr.	32,093		--	32,093
Mary Ellen Stanek	9,367		--	9,367
All directors and executive officers as a group (22 persons)	556,051	(5)	2,005,534	2,561,585	(6)

(1)	Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Certain directors, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under WEC Energy Group’s deferred compensation plans as indicated: Mr. Bergstrom (54,867), Ms. Bowles (746), Mr. Culver (76,608), Mr. Fischer (4,082), Mr. Garvin (35), Mr. Keyes (1,039), Ms. Martin (792), Ms. Stanek (9,496) and all directors and executive officers as a group (154,229). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.

(3)	Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Brodsky (34,009), Mr. Budney (902), Mr. Fischer (28,340), Mr. Klappa (5,000), Mr. Knueppel (4,842), Mr. Leverett (42,412), Ms. Martin (454), Ms. Stanek (2,601) and all directors and executive officers as a group (124,560).

(4)	The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (6,766), Ms. Bowles (6,766), Mr. Brodsky (2,455), Mr. Budney (2,455), Ms. Chadwick (6,766), Mr. Culver (6,766), Mr. Fischer (6,766), Mr. Garvin (7,679), Mr. Jones (2,455), Mr. Keyes (10,611), Mr. Klappa (47,181), Mr. Knueppel (6,766), Mr. Leverett (25,820), Ms. Martin (8,773), Mr. Payne (6,766), Ms. Stanek (6,766), and all directors and executive officers as a group (176,722).

(5)	None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 0.81% of total WEC Energy Group common stock outstanding on February 29, 2016.

WEC Energy Group, Inc.	P-73	2016 Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC Energy Group common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2015. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2015, if any.

	Voting		Dispositive		Total
	Authority		Authority		Shares	Percent of
					Beneficially	WEC
Name and Address	Sole	Shared	Sole	Shared	Owned	Common Stock
The Vanguard Group, Inc. (1)	601,187	29,968	26,857,544	610,900	27,468,444	8.70%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (1)	21,990,337	--	24,878,088	--	24,878,088	7.90%
55 East 52nd Street
New York, NY 10055

(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC Energy Group’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC Energy Group with the SEC and the New York Stock Exchange. Specific due dates for those reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2015 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2015 were complied with in a timely manner, except for one stock sale for Ulice Payne, Jr. which was inadvertently reported late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

WEC Energy Group engages a company that provides relocation services, including purchasing the former residence of executive and professional level employees to facilitate relocations requested by the Company. As Charles R. Matthews assumed the position of President and Chief Executive Officer of both of the Company’s Chicago-based utility subsidiaries, the Company requested that he relocate to Chicago, Illinois. Mr. Matthews made the required efforts to sell his former residence, but could not secure an outside buyer within the 90-day period specified by the Company. After this period, WEC Energy Group purchased Mr. Matthews’ house in November 2015 for $832,500. The purchase price was determined by averaging the appraised value assigned to the property by two independent real estate valuation experts. Mr. Matthews’ former residence is currently for sale, and the Company will retain all net proceeds upon completion of the transaction.

Compensation Committee Interlocks and Insider Participation. None of the persons who served as members of the Compensation Committee during 2015 was an officer or employee of the Company during 2015 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC Energy Group common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201. The WEC Energy Group consolidated financial statements and certain other information found in the Form 10-K are provided in our 2015 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC Energy Group’s other filings with the SEC, is also available in the “Investor Relations” section of the Company’s Website at www.wecenergygroup.com.

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INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

REGISTRATION PROCESS AND ATTENDANCE GUIDELINES

1.	The Meeting is open to all stockholders. You must pre-register and reserve an admission ticket in order to attend. See “What must I do to attend the Annual Meeting” on page P-13 of this proxy statement for more information.

2.	To gain admittance to the Meeting, you will be asked to check in upon entry into the R. John Buuck Field House and present government-issued photo identification, such as a driver’s license, state identification card, or passport. We will verify your name against our stockholder list and will then provide you with an admission ticket.

3.	The Company reserves the right to inspect all items, including handbags and briefcases, prior to admittance.

4.	The business of the Meeting will follow as set forth in the agenda, which you will receive upon check-in.
5.	Stockholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda. If you wish to speak, please go to the nearest microphone and wait to be recognized by the Chairman before speaking. State your name before asking your question. Questions from the floor are limited to three minutes to provide an opportunity for as many stockholders as possible during the allotted time.

6.	The use of cameras, recording devices, and other electronic devices will not be permitted during the Meeting except by those employed by the Company to provide a record of proceedings. Please silence all cell phones and other electronic devices.

7.	No firearms or weapons will be allowed in the Meeting facilities.

8.	No signs, banners, placards, handouts, and similar materials will be allowed on Meeting premises.

MAP TO THE ANNUAL MEETING

*	There is no parking at the annual meeting site. Please park at the North Shore Cinema only (11700 North Port Washington Road, Mequon, WI 53092). Shuttle buses will run continuously from the parking site to the annual meeting site.

WEC Energy Group, Inc.	P-75	2016 Proxy Statement

APPENDIX A – EXECUTIVE COMPENSATION MARKET DATA

Companies included in Willis Towers Watson’s 2015 Executive Compensation Data Bank for general industry

3M	Beeline	Crown Castle
A.O. Smith	Best Buy	CSC
AbbVie	Big Lots	CST Brands
ABM Industries	Biogen Idec	CSX
Accellent LLC	Bluegreen Corporation	Cubic
Accenture	Bob Evans Farms	Cumberland Gulf Group
ACH Food	Boeing	Curtiss-Wright
Acorda Therapeutics	Boise Cascade	CVS Caremark
Actavis	Booz Allen Hamilton	Cytec Industries
Adecco	BorgWarner	Dannon
Agilent Technologies	Boston Scientific	Darden Restaurants
Agrium	Brembo	Dean Foods
Aimia	Bristol-Myers Squibb	Deere & Company
Air Products and Chemicals	Broadridge Financial Solutions	Dell
AK Steel Holding	Brown-Forman	Delta Air Lines
Alcoa	Brunswick	Deluxe
Alexander & Baldwin	Bunge	Dentsply
Allegion	Burlington Northern Santa Fe	Diageo North America
Allergan	Bush Brothers & Company	DIRECTV Group
Alliant Techsystems	Calgon Carbon	Domtar
Altria Group	Cardinal Health	Donaldson Company
Amazon.com	Cargill	Dow Corning
American Greetings	Carlson	DST Systems
American Sugar Refining	Carmeuse North America Group	DSW
Americas Styrenics	Carnival	DuPont
AmerisourceBergen	Catamaran	E.W. Scripps
AMETEK	CDI	Eastman Chemical
Amgen	Celanese	Eastman Kodak Company
AMSTED Industries	Celestica	Eaton
Amway	Celgene	eBay
Andersons	CEVA Logistics	Ecolab
Ansell	CF Industries	Edwards Lifesciences
Appvion	CGI Technologies and Solutions	Eli Lilly
ARAMARK	CH2M Hill	EMC
Arby’s Restaurant Group	Charter Communications	EMD Millipore
Archer Daniels Midland	Chemtura	Emerson Electric
Arkema	Chico’s FAS	EnCana Oil & Gas USA
Armstrong World Industries	CHS	Equifax
Arrow Electronics	Cintas	Ericsson
Arup USA	Cisco Systems	Essilor of America
AstraZeneca	Citrix Systems	Estee Lauder
AT&T	Clearwater Paper Corporation	Esterline Technologies
Automatic Data Processing	Cliffs Natural Resources	Exel
Avis Budget Group	Coach	Exelis
Avon Products	Coca-Cola	Expedia
Axiall Corporation	Coca-Cola Enterprises	Experian Americas
BAE Systems	Colfax Corporation	Express Scripts
Ball	Columbia Sportswear	Exterran
Barrick Gold of North America	Comcast	Federal-Mogul
Baxter	Commercial Metals	Ferrovial
Bayer Business & Technology Services	Compass Group	Fluor
Bayer CropScience	ConAgra Foods	Follett Corporation
Bayer Health Care	Continental Automotive Systems	Ford
BBA Aviation	Cooper Standard Automotive	Fortune Brands Home & Security
BD (Becton Dickinson)	Corning	Frontier Communications
Beam Suntory	Covance	Fujitsu
Bechtel Systems & Infrastructure	Covidien	G&K Services
Beckman Coulter	Cracker Barrel Old Country Stores	GAF Materials

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APPENDIX A – EXECUTIVE COMPENSATION MARKET DATA

Companies included in Willis Towers Watson’s 2015 Executive Compensation Data Bank for general industry

Gap	Johnson & Johnson	Mosaic
Gavilon	Johnson Controls	MTS Systems
GENCO	K. Hovnanian Companies	Murphy Oil
General Atomics	KB Home	Mylan
General Dynamics	KBR	Navigant Consulting
General Mills	Kellogg	Navistar International
Gilead Sciences	Kelly Services	NBTY
Glatfelter	Kennametal	Nestle USA
GlaxoSmithKline	Keurig Green Mountain	Newell Rubbermaid
Google	Kewaunee Scientific Corporation	NewPage
Graco	Keystone Foods	NIKE
GROWMARK	Kimberly-Clark	Nissan North America
GTECH	Kinross Gold	Nokia Corporation
H.B. Fuller	Knowles	Norfolk Southern
Hanesbrands	Koch Industries	Nortek
Harley-Davidson	Kodak Alaris	Northrop Grumman
Harman	Kohler	NuVasive
Harsco	Kraft Foods	Occidental Petroleum
Hasbro	Kyocera Corporation	OM Group
HBO	L-3 Communications	Omnicare
Henry Schein	Lafarge North America	Openet
Hercules Offshore	Land O’Lakes	Orange Business Services
Herman Miller	Lawson Products	Osram Sylvania
Hershey	Leggett and Platt	Outerwall
Hertz	Lehigh Hanson	Owens Corning
Hexcel	Leidos	P.F. Chang’s China Bistro
Hilton Worldwide	Leprino Foods	Pall Corporation
Hitachi Data Systems	Level 3 Communications	Panasonic of North America
HNI	Lifetouch	Parker Hannifin
HNTB	LinkedIn	Parsons Corporation
Hoffmann-La Roche	Lonza	PepsiCo
Home Depot	L’Oreal	Perrigo
HomeServe USA	Lorillard Tobacco	Pfizer
Honda of America	Lutron Electronics	PHH
Hormel Foods	LyondellBasell	Pitney Bowes
Hospira	Magellan Health Services	Plexus
HTC Corporation	Magellan Midstream Partners	Polaris Industries
Hubbell	Magna Seating	Polymer Group
Hunt Consolidated	Makino	PolyOne
Husky Injection Molding Systems	Markit	Potash
IBM	Marriott International	Praxair
IDEXX Laboratories	Mary Kay	Pro-Build Holdings
Infineum USA	Masco Corporation	PulteGroup
Ingersoll Rand	McDonald’s	Purdue Pharma
Intel	McKesson	Quest Diagnostics
Intercontinental Hotels Group	MeadWestvaco	Quintiles
International Flavors & Fragrances	Media General	R.R. Donnelley
International Game Technology	Medtronic	Rackspace
International Paper	Merck & Co.	Rayonier
Intuit	Meredith	Recreational Equipment
ION Geophysical	Meritor	Regal-Beloit
Irvine	MFA Oil Company	Regency Centers
ITT Corporation	Micron Technology	Revlon
J.M. Smucker	Microsoft	Reynolds Packaging
Jack in the Box	Milacron	Ricoh Americas
Jacobs Engineering	MillerCoors	Robertshaw Controls
JetBlue Airways	Molson Coors Brewing	Rockwell Automation
Johns Manville	Mondelez	Rockwell Collins

WEC Energy Group, Inc.	P-77	2016 Proxy Statement

APPENDIX A – EXECUTIVE COMPENSATION MARKET DATA

Companies included in Willis Towers Watson’s 2015 Executive Compensation Data Bank for general industry

Rolls-Royce North America	Tronox
Rowan Companies	TRW Automotive
Royal Caribbean Cruises	Tupperware Brands
Royal DSM	Tyson Foods
Ryder System	UBM
S. C. Johnson & Son	Under Armour
Sage Software	Underwriters Laboratories
SAIC	Unilever United States
Saint-Gobain	Unisys
Sanderson Farms	United Launch Alliance
Sanofi	United Rentals
SAS Institute	United States Cellular
Schreiber Foods	United States Steel
Schwan Food Company	United Technologies
Scripps Networks Interactive	UPS
Seagate Technology	URS
Sensata Technologies	USG Corporation
ServiceMaster Company	UTi Worldwide
ShawCor	Valero Energy
Sherwin-Williams	Ventura Foods
Sigma-Aldrich	Verizon
Smith & Nephew	Vertex Pharmaceuticals
Snap-on	Viacom
Sonoco Products	VistaPrint
Sony Corporation	Vulcan Materials
Southwest Airlines	VWR International
Spirit AeroSystems	Walt Disney
Spirit Airlines	Waste Management
Sprint Nextel	Weather Company
SPX	Wendy’s Group
SSAB	West Pharmaceutical Services
St. Jude Medical	Westinghouse Electric
Staples	Westlake Chemical
Starbucks Coffee	WEX
Starwood Hotels & Resorts	Weyerhaeuser
Steelcase	Worthington Industries
Stryker	Xerox
SunCoke Energy	XO Communications
SunGard Data Systems	Xylem
Syngenta Crop Protection	Yamaha Corporation of America
Target
Taubman Centers
TE Connectivity
Tech Data
TeleTech Holdings
Teradata
Terex
Textron
Thermo Fisher Scientific
Tiffany & Co.
Time Warner
T-Mobile USA
Toro
Transocean
Travelport
Tribune
Trinity Industries
Trinseo

WEC Energy Group, Inc.	P-78	2016 Proxy Statement

APPENDIX B – 2015 EARNINGS PER SHARE GAAP RECONCILIATION

2015
WEC Energy Group GAAP EPS	$2.34
Acquisition costs (post-tax)	$0.39
Integrys Energy Group earnings	$(0.47)
Impact of additional shares	$0.47
Wisconsin Energy Corporation adjusted EPS	$2.73

We have provided 2015 adjusted earnings per share (non-GAAP earnings) as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. The adjusted stand-alone earnings of legacy Wisconsin Energy Corporation exclude the results of operations of post-merger Integrys Energy Group and its subsidiaries and costs related to the acquisition of Integrys, as well as the additional WEC Energy Group shares of common stock that were issued as part of the acquisition. We believe that costs related to the acquisition of Integrys are not indicative of the Company’s ongoing operating performance.

Institutional investors informed management on several occasions that, for 2015, they were interested in, and focused on, the performance of legacy Wisconsin Energy Corporation and subsidiaries, excluding the impact of the Integrys acquisition. In addition, the earnings guidance and performance expectations previously provided by the Company were based upon legacy Wisconsin Energy Corporation’s operations. Therefore, we believe that the presentation of adjusted earnings per share is relevant and useful to investors. Management also used such measures internally to evaluate the Company’s performance for 2015.

WEC Energy Group, Inc.	P-79	2016 Proxy Statement

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WEC Energy Group, Inc.	P-80	2016 Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:59 p.m., Central time, on Wednesday, May 4, 2016.

Vote by Internet

• Go to www.investorvote.com/WEC

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - John F. Bergstrom	☐	☐	☐	02 - Barbara L. Bowles	☐	☐	☐	03 - William J. Brodsky	☐	☐	☐
	04 - Albert J. Budney, Jr.	☐	☐	☐	05 - Patricia W. Chadwick	☐	☐	☐	06 - Curt S. Culver	☐	☐	☐
	07 - Thomas J. Fischer	☐	☐	☐	08 - Paul W. Jones	☐	☐	☐	09 - Gale E. Klappa	☐	☐	☐
	10 - Henry W. Knueppel	☐	☐	☐	11 - Allen L. Leverett	☐	☐	☐	12 - Ulice Payne, Jr.	☐	☐	☐
	13 - Mary Ellen Stanek	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2016	☐	☐	☐	3.	Advisory Vote on Compensation of the Named Executive Officers	☐	☐	☐

		For	Against	Abstain

4.	Stockholder Proposal Regarding Proxy Access	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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02A6RF

Annual Meeting of Stockholders Thursday, May 5, 2016 - 10 a.m.

Annual meeting site: Concordia University Wisconsin, R. John Buuck Field House, 12800 N. Lake Shore Dr., Mequon, WI 53097

Parking: Only at North Shore Cinema, 11700 N. Port Washington Rd., Mequon, WI 53092*

* There is no parking at the annual meeting site. Please park only at North Shore Cinema. Shuttle buses will run continuously from the parking site to the annual meeting site.

As described on page P-13 of the proxy statement, you must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door to attend the meeting.

Other attendance guidelines are described on page P-75 of the proxy statement.

Can’t make it to the meeting? Listen live on the Web at www.wecenergygroup.com/invest/annualmtg.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — WEC ENERGY GROUP, INC.	+

Annual Meeting of Stockholders — May 5, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 5, 2016. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Item 4, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Scott J. Lauber and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1. Election of Thirteen Directors for Terms Expiring in 2017.

2. Ratification of Deloitte & Touche LLP as Independent Auditors for 2016.

3. Advisory Vote on Compensation of the Named Executive Officers.

4. Stockholder Proposal Regarding Proxy Access.

If you hold WEC Energy Group common shares in WEC Energy Group’s Stock Plus Investment Plan, the WEC Energy Group 401(k) plan, the Integrys Energy Group Employee Stock Ownership Plan, the Peoples Energy Employee Stock Ownership Plan, the Peoples Energy Employee Thrift Plan or the Integrys Energy Group 401(k) Plan for Administrative Employees, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.

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